Exhibit 10.1

Execution Version

Published CUSIP Numbers:

Deal: 28176FAP0

Facility: 28176FAQ8

Yen Sub-Facility: 28176FAS4

Singapore Dollar Sub-Facility: 28176FAR6

FIVE YEAR CREDIT AGREEMENT

dated as of July 15, 2022

among

EDWARDS LIFESCIENCES CORPORATION,

as a Borrower

CERTAIN SUBSIDIARIES,

as Borrowers

BANK OF AMERICA, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

MORGAN STANLEY MUFG LOAN PARTNERS, LLC,

DEUTSCHE BANK SECURITIES INC.,

HSBC BANK USA, NATIONAL ASSOCIATION,

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

The Other Lenders Party Hereto

BOFA SECURITIES, INC.,

and

JPMORGAN CHASE BANK, N.A.,

as

Joint Lead Arrangers and Joint Bookrunners

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES:

Schedule 1.01(i)	— Ineligible Assignees
Schedule 2.01	— Lenders and Commitments
Schedule 3.18	— Taxpayer Identification Information
Schedule 6.01	— Debt of Material Subsidiaries
Schedule 6.02	— Security Interests
Schedule 11.01	— Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS:

Exhibit A-1	— Form of Borrowing Subsidiary Agreement
Exhibit A-2	— Form of Borrowing Subsidiary Termination
Exhibit B	— Form of Assignment and Acceptance
Exhibit C	— Reserved
Exhibit D	— Reserved
Exhibit E- 1	— Form of Opinion of Counsel for the Company
Exhibit E-2	— Form of Opinion of In-House Counsel of the Company
Exhibit F	— Reserved
Exhibit G	— Form of Borrowing Request
Exhibit H	— Interest Election Request

FIVE YEAR CREDIT AGREEMENT dated as of July 15, 2022, among EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”); the other US BORROWERS (as defined herein); the SWISS BORROWERS (as defined herein); the JAPANESE BORROWERS (as defined herein); the SINGAPORE BORROWERS (as defined herein); the ADDITIONAL FOREIGN BORROWERS (as defined herein) (the Company, the other US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the Singapore Borrowers and the Additional Foreign Borrowers being collectively called the “Borrowers”); the LENDERS from time to time party hereto; and BANK OF AMERICA, N.A., as Administrative Agent.

The Company has requested that the Lenders extend credit in the form of (a) Multicurrency Revolving Commitments under which the US Borrowers and the Swiss Borrowers may obtain Loans in US Dollars and one or more Designated Foreign Currencies in an aggregate principal amount at any time outstanding that will not result in (x) the Multicurrency Revolving Exposures exceeding the US Dollar Equivalent of $525,000,000, (y) the Multicurrency Revolving Exposures of Loans denominated in Designated Foreign Currencies made to US Borrowers and Swiss Borrowers exceeding the US Dollar Equivalent of $525,000,000, (b) Yen Enabled Commitments under which the Japanese Borrowers may obtain Loans in Yen and the US Borrowers may obtain Loans in US Dollars in an aggregate principal amount at any time outstanding that will not result in the Yen Enabled Exposures exceeding the US Dollar Equivalent of $125,000,000 and (c) Singapore Dollar Enabled Commitments under which the Singapore Borrowers may obtain Loans in Singapore Dollars and the US Borrowers may obtain Loans in US Dollars in an aggregate principal amount at any time outstanding that will not result in the Singapore Dollar Enabled Exposures exceeding the US Dollar Equivalent of $100,000,000. The proceeds of borrowings hereunder will be used (i) to refinance indebtedness under the Existing Credit Agreement and (ii) for general corporate purposes of the Borrowers and their respective subsidiaries. Each capitalized term used above and each other capitalized term used and not otherwise defined herein shall have the meaning assigned to it in Article I.

The Lenders are willing to provide the credit facilities referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans and ABR Borrowings shall be denominated in US Dollars.

“Additional Foreign Borrower” means any Foreign Subsidiary that has been designated as such pursuant to Section 2.20 and that has not ceased to be an Additional Foreign Borrower as provided in such Section.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed pursuant to Article VIII.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Multicurrency Commitments, the Yen Enabled Commitments and the Singapore Dollar Enabled Commitments. The aggregate amount of the Aggregate Commitments on the date hereof is the US Dollar Equivalent of $750,000,000.

“Agreement” means this Five Year Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 11.13(b).

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Alternative Currency Daily Rate” means, for any day, with respect to any Borrowing:

(a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment;

(b) denominated in Swiss Francs, the rate per annum equal to SARON determined pursuant to the definition thereof plus the SARON Adjustment;

(c) denominated in Singapore Dollars, the rate per annum equal to the SORA Daily Rate determined pursuant to the definition thereof plus the SORA Adjustment; and

(d) denominated in any other Designated Foreign Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Designated Foreign Currency at the time such Designated Foreign Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.08(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders in consultation with the Company pursuant to Section 1.08(a);

provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in the Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

Alternative Currency Daily Rate when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Currency Daily Rate. All Alternative Currency Daily Rate Loans must be denominated in a Designated Foreign Currency or Singapore Dollars.

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Borrowing:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b) denominated in Japanese Yen, the rate per annum equal to the Tokyo Interbank Offered Rate (“TIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period; and

(c) denominated in any other Designated Foreign Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Designated Foreign Currency at the time such Designated Foreign Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.08(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders in consultation with the Company pursuant to Section 1.08(c);

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

Alternative Currency Term Rate, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternative Currency Term Rate. All Alternative Currency Term Rate Loans must be denominated in a Designated Foreign Currency.

“Anti-Social Conduct” means:

(a)	a demand and conduct with force and arms;

(b)	an unreasonable demand and conduct having no legal cause;

(c)	threatening or committing violent behavior relating to its business transactions;

(d)	an action to defame the reputation or interfere with the business of any Lender by spreading rumors, using fraudulent means or resorting to force; or

(e)	other actions similar or analogous to any of the foregoing in any jurisdiction.

“Anti-Social Group” means:

(a)	an organized crime group (bouryokudan, as defined in the Law relating to Prevention of Unjustifiable Acts by Gang Members of Japan (Law No. 77 of 1991, as amended));

(b)	a member of an organized crime group;

(c)	a person who used to be a member of an organized crime group but has only ceased to be a member of an organized crime group for a period of less than 5 years;

(d)	quasi-member of an organized crime group (bouryokudan jun-kosei-in);

(e)	a related or associated company of an organized crime group;

(f)	a corporate racketeer or blackmailer advocating social cause or a special intelligence organized crime group; or

(g)	a member of any other criminal force similar or analogous to any of the foregoing in any jurisdiction.

“Anti-Social Relationship” means in relation to a person:

(a)	an Anti-Social Group controls its management;

(b)	an Anti-Social Group is substantively involved in its management;

(c)	it has entered into arrangements with an Anti-Social Group for the purpose of, or which have the effect of, unfairly benefiting itself or a third party or prejudicing a third party;

(d)	it is involved in the provision of funds or other benefits to an Anti-Social Group; or

(e)	any of its directors or any other person who is substantively involved in its management has a socially objectionable relationship with an Anti-Social Group.

“Applicable Authority” means (a) with respect to Term SOFR, CME or any Governmental Authority having jurisdiction over the Administrative Agent or the CME with respect to its publication of SOFR, in each case acting in such capacity and (b) with respect to any currency other than US Dollars, the applicable administrator for the Relevant Rate for such currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable Law” means, as to any Person, all applicable laws binding upon such Person or to which such a Person is subject.

“Applicable Rate” means, for any day, with respect to (a) any Loan of any Type or (b) the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth under the appropriate caption in the table below determined by reference to the numerically lower of (i) the Pricing Level corresponding to the Debt Ratings as in effect on such day (for the avoidance of doubt, the lowest numerical Pricing Level for the Debt Ratings is Pricing Level 1), and (b) the Pricing Level corresponding to the Leverage Ratio in effect at the end of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.07(a) or (b) (for the avoidance of doubt, the lowest numerical Pricing Level for the Leverage Ratio is Pricing Level 2):

Pricing Level	Debt Rating	Leverage Ratio	Facility Fee (basis points per annum)	Applicable Rate for Term SOFR Loans, Alternative Currency Term Rate Loans and Alternative Currency Daily Rate Loans (basis points per annum)	Applicable Rate for ABR Loans (basis points per annum)
Pricing Level 1	> A- / A3		9.0	78.5	0.0
Pricing Level 2	BBB+ / Baa1	< 1.00	10.0	90.0	0.0
Pricing Level 3	BBB / Baa2	≥ 1.00 and < 2.00	12.5	100.0	0.0
Pricing Level 4	BBB- / Baa3	≥ 2.00 and < 3.00	17.5	120.0	20.0
Pricing Level 5	< BB+ / Ba1	≥ 3.00	20.0	130.0	30.0

provided that if any financial statements required to have been delivered under Section 5.07(a) or (b) shall not at any time have been delivered, the Applicable Rate shall, until such financial statements shall have been delivered, be determined by reference to Pricing Level 5 in the table above.

Subject to the proviso in the immediately preceding sentence, the Applicable Rate in effect on the Effective Date shall be determined based on Pricing Level 2. Thereafter, each change in the Applicable Rate (A) resulting from a change in the Leverage Ratio will be effective as of the first Business Day immediately following the date on which such financial statements are delivered in accordance with the requirements of this Agreement and (B) resulting from a publicly announced change in the Debt Rating will be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. In the event that a Debt Rating has not been issued as of any date of determination, the Pricing Level corresponding to the Leverage Ratio for such period as of such date of determination shall apply. In the event that only one Debt Rating has been issued as of any date of determination, that Debt Rating shall apply.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.13(h).

As used herein, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies and such Debt Ratings differ, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc. and JPMorgan Chase Bank, N.A., each in its capacity as a joint lead arranger and joint bookrunner.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company, any other US Borrower, any Swiss Borrower, any Japanese Borrower, any Singapore Borrower or any Additional Foreign Borrower.

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Agent” means Edwards Lifesciences LLC, a Delaware limited liability company, in its capacity as agent on behalf of the applicable Borrowers for the purposes of giving and receiving Borrowing Requests, Interest Election Requests and Prepayment Notices.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, $5,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency, Yen or Singapore Dollar, a minimum of the US Dollar Equivalent of $5,000,000 (rounded to the nearest hundreds of units of such Designated Foreign Currency, Yen or Singapore Dollar).

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, $1,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency Yen or Singapore Dollar, a minimum of the US Dollar Equivalent of $500,000 (rounded to the nearest hundreds of units of such Designated Foreign Currency Yen or Singapore Dollar).

“Borrowing Request” means a request by the Borrowing Agent on behalf of the relevant Borrower for a Borrowing of Revolving Committed Loans in accordance with Section 2.03, substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrowing Agent.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit A-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit A-2.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in US Dollars is located and:

(a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; (ii) Swiss Francs, means a day other than when banks are closed for settlement and payments of foreign exchange transactions in Zurich because such day is a Saturday, Sunday or a legal holiday under the laws of Switzerland; (iii) Japanese Yen, means a day other than when banks are closed for general business in Japan and (iv) Singapore Dollars, means a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore;

(c) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than, Euro, Sterling, Swiss Francs, Japanese Yen or Singapore Dollars, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Calculation Date” means (a) with respect to any Multicurrency Revolving Committed Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan denominated in a Designated Foreign Currency, and (ii) each date of a continuation of an Alternative Currency Loan denominated in a Designated Foreign Currency pursuant to Section 2.03, (b) with respect to any Yen Enabled Revolving Loan, each of the following: (i) each date of a Borrowing of a Yen Enabled Revolving Loan denominated in Yen, and (ii) each date of a continuation of a Yen Enabled Revolving Loan denominated in Yen, pursuant to Section 2.03, (c) with respect to any Singapore Dollar Enabled Revolving Loan, each date of a Borrowing of a Singapore Dollar Enabled Revolving Loan denominated in Singapore Dollar, pursuant to Section 2.03, and (d) such additional dates as the Administrative Agent shall determine and designate by prior notice to the Company.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Tranches and collections thereunder established under Article IX.

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in Article IX.

“CAM Exchange Date” shall mean the date on which any event referred to in subsection (g) of Section 7.01 shall occur in respect of the Company.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate US Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders immediately prior to such CAM Exchange Date.

“Change in Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charitable Foundation” means Edwards Lifesciences Foundation, a Delaware corporation, not for profit and without capital stock, any donor advised fund established by the Company or its Subsidiaries for the purpose of receiving charitable donations or any other not for profit, tax-deductible foundation or other entity.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Multicurrency Revolving Committed Loans, Yen Enabled Revolving Loans or Singapore Dollar Enabled Revolving Loans and (b) any Commitment refers to whether such Commitment is a Multicurrency Commitment, Yen Enabled Commitment or a Singapore Dollar Enabled Commitment.

“Class Required Lenders” has the meaning specified in Section 11.02(b).

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Multicurrency Commitment, a Yen Enabled Commitment or a Singapore Dollar Enabled Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company” has the meaning assigned to such term in the heading of this Agreement.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated June 9, 2022 distributed to the Lenders, together with the appendices thereto, as amended through the date hereof.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with Term SOFR, SONIA, SARON, EURIBOR, TIBOR, SORA Daily Rate or any proposed Successor Rate for a currency, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “Term SOFR”, “SONIA”, “SARON”, “EURIBOR”, “TIBOR”, “SORA Daily Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to consolidated net income for such period plus (a) the following to the extent deducted in calculating such consolidated net income: (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such consolidated net income including write-downs of intangibles (including but not limited to, goodwill), (iv) any extraordinary or non-recurring expenses or losses (to the extent any of the foregoing are non-cash items for such period), including losses on sales of assets outside the ordinary course of business, special charges and purchased research and development charges in connection with acquisitions, but excluding any non-cash charge that relates to the write-down or write-off of inventory or accounts receivable except for accounts receivable reserves required when previously sold product is exchanged for replacement product, (v) non-cash charges associated with stock-based compensation expenses pursuant to the financial reporting guidance of the FASB concerning stock-based compensation as in effect from time to time, (vi) any fees and expenses related to issuances of debt or equity, acquisitions and investments and asset sales and divestitures permitted under the Loan Documents or acquisitions consummated prior to the Effective Date in an aggregate amount not to exceed $75,000,000 during any fiscal year, (vii) any litigation expenses, whether paid or (without duplication) reserved, including legal costs, judgments, orders, awards and settlements, (viii) any extraordinary, unusual or non-recurring expenses or losses, including, without limitation, any restructurings, plant closings, staff reductions, distributor network optimization initiatives, distribution technology optimization initiatives or other similar charges and other transactions described in clause (vii) hereof that are cash items, provided that the aggregate amount of all expenses, losses or charges added back pursuant to this clause (viii) shall be limited in any fiscal year to 12.5% of Consolidated EBITDA as reported for the prior fiscal year, (ix) without duplication, expenses for financial contributions made to any Charitable Foundation, provided that the aggregate amount of such charitable contributions added back pursuant to this clause (ix) shall be limited to $100,000,000 per fiscal year, (x) net after-tax losses (including all fees and expenses or charges relating thereto) on sales of assets outside of the ordinary course of business and net after-tax losses from discontinued operations and (xi) any net after-tax losses (including all fees and expenses or charges relating thereto) on the retirement of debt; and minus (b) extraordinary gains increasing consolidated net income for such period, including any litigation or settlement payments received or accrued during such period. Consolidated EBITDA is subject to calculation on a Pro Forma Basis in accordance with Section 1.07.

“Consolidated Interest Expense” means, for any period, the interest expense of the Company and the consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Debt to the extent included in interest expense in accordance with GAAP and (c) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

“Consolidated Tangible Assets” means the total amount of assets that would be included on a consolidated balance sheet of the Company and the consolidated Subsidiaries after deducting therefrom all Intangible Assets.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 11.15(b).

“Daily Simple SOFR” with respect to any applicable determination date means SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source); provided, however, that if such determination date is not a U.S. Government Securities Business Day, then Daily Simple SOFR means SOFR that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“Debt” means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services carried as indebtedness on the consolidated balance sheet of the Company and the consolidated Subsidiaries (other than as described in clause (b) below and excluding trade payables incurred in the ordinary course of business of the Company and payable in accordance with customary practices); (b) obligations of the Company and the consolidated Subsidiaries as lessee under leases that, in accordance with GAAP as in effect on December 31, 2017, are recorded as capital leases; (c) obligations of the Company and the consolidated Subsidiaries under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) and (b) above (including actual or contingent liabilities in respect of letters of credit issued to support such indebtedness or other obligations); (d) indebtedness or obligations of the kinds referred to in clauses (a), (b) and (c) above of the unconsolidated Subsidiaries; and (e) solely for purposes of Article VII hereof, obligations under interest rate, foreign exchange rate or other hedging agreements. The term “Debt” shall not include the undrawn face amount of any letter of credit or bank guarantee issued for the account of the Company or any Subsidiary in the ordinary course of the Company’s or such Subsidiary’s business (other than any letter of credit or bank guarantee referred to in clause (c) above), but shall include the reimbursement obligation owing from time to time by the Company or any of the consolidated Subsidiaries in respect of drawings made under any letter of credit or bank guarantee in the event reimbursement is not made immediately following the applicable drawing. For purposes of Article VII, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any hedging agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such hedging agreement were terminated at such time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, judicial management or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning specified in Section 2.13(e).

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination to the Company and each other Lender promptly following such determination.

“Designated Amount” means, at any time, the sum of (a) the aggregate outstanding principal amount at such time of Debt of Material Subsidiaries that is permitted under subsection (o) of Section 6.01, and (b) the aggregate outstanding principal amount at such time of Secured Debt permitted under the last paragraph of Section 6.02; provided that the Designated Amount shall exclude any Borrowings under this Agreement, including by any Subsidiary of the Company.

“Designated Foreign Currency” means, with respect to the Multicurrency Commitments, Euros, Sterling, Swiss Francs, Yen and any other currency approved pursuant to Section 1.08.

“Designated Foreign Currency Sublimit” means an amount equal to the aggregate amount of the Multicurrency Commitments. The Designated Foreign Currency Sublimit is part of, and not in addition to, the aggregate amount of the Multicurrency Commitments of the Lenders.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Currency” means any lawful currency other than US Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Multicurrency Lenders, as applicable, in such market and as to which a US Dollar Equivalent may be readily calculated. If, after the designation by the Lenders, of any currency as a Designated Foreign Currency (or if, with respect to any currency that constitutes a Designated Foreign Currency on the Effective Date, after the Effective Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Multicurrency Revolving Committed Loans to be denominated in a Designated Foreign Currency), (a) such currency no longer being readily available, freely transferable and convertible into US Dollars, (b) a US Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Multicurrency Lenders, or (d) no longer a currency in which the Multicurrency Lenders are willing to make such credit extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and such country’s currency shall no longer be a Designated Foreign Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the US Dollar Equivalent of Loans in US Dollars, subject to the other terms contained herein.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all federal, state, local and foreign laws, rules and regulations relating to the release, emission, disposal, storage and related handling of waste materials, pollutants and hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan (other than a Multiemployer Plan); (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “E” means the single currency of the Participating Member States.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Rate” means on any day, with respect to any Designated Foreign Currency, Singapore Dollar or Yen, the rate at which such Designated Foreign Currency, Singapore Dollar or Yen may be exchanged into US Dollars, as quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc.html (and applying the Currency Converter set forth on such website page) at approximately 12:00 noon Local Time on such date or, if such date in not a Business Day, on the Business Day immediately preceding such date of determination for such Designated Foreign Currency, Singapore Dollar or Yen. In the event that such rate does not appear on such page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Designated Foreign Currency, Singapore Dollar or Yen are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Swap Obligations” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or, with respect to, or required to be withheld or deducted from a payment to, any Lender or the Administrative Agent, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, any jurisdiction in which any lending office from which it makes Loans hereunder is located, (b) any branch profit Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Multicurrency Lender (other than a Lender that becomes a Multicurrency Lender by operation of the CAM), any withholding Tax that is imposed by the United States of America (or any political subdivision thereof) on payments by a US Borrower to the extent such Tax is in effect and would apply as of the date such Multicurrency Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Multicurrency Lender and is in effect and would apply at the time such lending office is designated, and any withholding Tax that is imposed by Switzerland (or any political subdivision thereof) on payments by a Swiss Borrower, (d) in the case of a Yen Enabled Lender (other than a Lender that becomes a Yen Enabled Lender by operation of the CAM), any withholding Tax that is imposed (i) by Japan (or any political subdivision thereof) on payments by a Japanese Borrower or (ii) by the United States of America (or any political subdivision thereof) on payments by a US Borrower, in either case to the extent such Tax is in effect and would apply as of the date such Yen Enabled Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Yen Enabled Lender and is in effect and would apply at the time such lending office is designated (assuming the taking by the applicable Borrower, upon the request of the applicable Yen Enabled Lender, of all ministerial or other reasonably requested actions required in order for available exemptions from such Tax to be effective), except, in the case of clause (c) or (d) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding Tax pursuant to Section 2.17(a) or (ii) such withholding Tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type from the applicable Borrower, (e) any withholding Tax that is attributable to such Lender’s failure to comply with Section 2.17(e) or Section 2.17(f), (f) any Taxes imposed under FATCA, (g) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender, and (h) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19), any United States withholding Tax that (y) is required to be imposed on amounts payable to such Foreign Lender pursuant to the laws in force at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or (z) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.17(e) or Section 2.17(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding Tax pursuant to Section 2.17(a).

“Exemption Event” means the inability of any Yen Enabled Lender to fund a Yen Enabled Revolving Loan due to:

(a) the occurrence of any natural disaster or war;

(b) any suspension or disruption in electrical, communication or various settlement systems that makes it impossible to provide or borrow loans in Yen;

(c) any event occurs within the Tokyo interbank market that makes it impossible to make or borrow loans in Yen; or

(d) any other event not attributable to a Yen Enabled Lender or Yen Enabled Lenders (based on facts and circumstances subsisting at the time) that makes it impossible to make or borrow a Yen Enabled Revolving Loan required under this Agreement.

“Existing Credit Agreement” means the Five Year Credit Agreement dated as of April 30, 2018, as amended, among the Borrowers, the lenders party thereto, Bank of America, N.A. as administrative agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporation and J.P.Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners.

“Existing Maturity Date” has the meaning specified in Section 2.22(a).

“Exposure” means, with respect to any Lender, such Lender’s Multicurrency Revolving Exposure, Singapore Dollar Enabled Exposure and Yen Enabled Exposure.

“Extension Request” has the meaning specified in Section 2.22(a).

“FASB” means the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“FCPA” has the meaning specified in Section 3.21.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the letter agreement, dated June 10, 2022 among the Company, the Administrative Agent and BofA Securities, Inc.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under or resident of the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not incorporated or otherwise organized under the laws of the United States or its territories or possessions.

“Fund” means any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning set forth in Article X.

“Hedge Bank” has the meaning set forth in the definition of “Lender Swap Obligations”.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Assignee” means each Person set forth in Schedule 1.01(i) and any known affiliates of such Person that are readily identifiable by legal name.

“Initial Borrowing Date” means the date of the initial Borrowing hereunder.

“Intangible Assets” means all assets of the Company and the consolidated Subsidiaries that would be treated as intangibles in conformity with GAAP on a consolidated balance sheet of the Company and the consolidated Subsidiaries.

“Interest Election Request” means a request by the Borrowing Agent on behalf of the relevant Borrower to convert or continue a Revolving Committed Borrowing in accordance with Section 2.08, which shall be substantially in the form of Exhibit H or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrowing Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan or Alternative Currency Daily Rate Loan, the last day of each March, June, September and December and (b) with respect to any Term SOFR Loan or Alternative Currency Term Rate Loans the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing or Alternative Currency Term Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term SOFR Borrowing or Alternative Currency Term Rate Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Term SOFR Borrowing or Alternative Currency Term Rate Borrowing, as applicable, and ending one, three or six months thereafter (in each case, subject to availability), as the Borrowing Agent, on behalf of the relevant Borrower, may elect in its Borrowing Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term SOFR Borrowing or Alternative Currency Term Rate Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Japanese Borrower” means any Japanese Subsidiary that has been designated as such pursuant to Section 2.20 and that has not ceased to be a Japanese Borrower as provided in such Section.

“Japanese Subsidiary” means any Subsidiary that is incorporated or otherwise organized in Japan.

“Judgment Currency” has the meaning assigned to such term in Section 11.13(b).

“Lender Swap Obligations” the due and punctual payment and performance of all obligations of the Borrowers (other than the Company) or any Subsidiary, monetary or otherwise, under (a) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement, (b) any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement or (c) any other swap agreement, in each case, (i) entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such agreement, contract or arrangement (collectively, the “Lender Swap Agreements”) was entered into or (ii) in effect on the Effective Date between or among any of the Borrowers (other than the Company) or any Subsidiary and a counterparty that is a Lender (or an Affiliate thereof) on the Effective Date (in each case of clauses (i) and (ii), any such counterparty, a “Hedge Bank”); provided that the term “Lender Swap Obligations” shall not include any Excluded Swap Obligations.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or as provided in Section 2.10 (other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance).

“Leverage Ratio” means, at any time, the ratio of (a) the sum of (i) Total Debt at such time minus (ii) 100% of the unencumbered and unrestricted cash and cash equivalents held by the Company and its Subsidiaries in excess of $500,000,000; provided that such cash and cash equivalents are free of any Liens to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended at or prior to such time.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Fee Letter and each promissory note delivered pursuant to this Agreement.

“Loan Parties” means the Borrowers.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means Eastern Time (Daylight or Standard, as applicable) and, with respect to any borrowings and payments in any Designated Foreign Currency or Singapore Dollars, the local time in the place of settlement for such Designated Foreign Currency or Singapore, as may be determined by the Administrative Agent, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) equity interests in any Person if, after giving effect thereto, such Person will become a Subsidiary of the Company or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Debt assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $200,000,000.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding equity interests in any Person that are owned by the Company or any of its Subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Debt assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $200,000,000.

“Material Subsidiary” means (a) any US Borrower (other than the Company), any Swiss Borrower, any Japanese Borrower or any Singapore Borrower or any Additional Foreign Borrower, (b) any Subsidiary that directly or indirectly owns or Controls any Material Subsidiary and (c) any other Subsidiary (i) the net revenues of which for the most recent period of four fiscal quarters of the Company for which audited financial statements have been delivered pursuant to Section 5.07 were greater than 10% of the Company’s consolidated net revenues for such period or (ii) the net tangible assets of which as of the end of such period were greater than 10% of Consolidated Tangible Assets as of such date; provided that if at any time the aggregate amount of the net revenues or net tangible assets of all Subsidiaries that are not Material Subsidiaries for or at the end of any period of four fiscal quarters exceeds 20% of the Company’s consolidated net revenues for such period or 20% of Consolidated Tangible Assets as of the end of such period, the Company (or, in the event the Company has failed to do so within 10 days, the Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries. For purposes of making the determinations required by this definition, revenues and assets of Foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheet of the Company included in the applicable financial statements.

“Maturity Date” means the later of (a) July 15, 2027 and (b) if maturity is extended pursuant to Section 2.22, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Modification Date” has the meaning specified in Section 2.22(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multicurrency Commitment” means, with respect to each Multicurrency Lender, the commitment of such Multicurrency Lender to make Multicurrency Revolving Committed Loans pursuant to Section 2.01(a) to US Borrowers and Swiss Borrowers, expressed as an amount representing the maximum aggregate amount of such Multicurrency Lender’s Multicurrency Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial US Dollar Equivalent amount of each Multicurrency Lender’s Multicurrency Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Multicurrency Lender shall have assumed its Multicurrency Commitment, as applicable. The aggregate amount of the Multicurrency Commitments on the date hereof is the US Dollar Equivalent of $525,000,000.

“Multicurrency Commitment Percentage” means, with respect to any Multicurrency Lender, the percentage (carried out to the ninth decimal place) of the total Multicurrency Commitments represented by such Lender’s Multicurrency Commitment, subject to adjustment as provided in Section 2.21. If the Multicurrency Commitments have terminated or expired, the Multicurrency Commitment Percentages shall be determined based upon the Multicurrency Commitments most recently in effect, giving effect to any assignments. The initial Multicurrency Commitment Percentage of each Multicurrency Lender is set forth opposite the name of such Multicurrency Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Multicurrency Lender becomes a party hereto, as applicable.

“Multicurrency Lender” mean a Lender with a Multicurrency Commitment.

“Multicurrency Revolving Borrowing” means a Borrowing comprised of Multicurrency Revolving Committed Loans.

“Multicurrency Revolving Committed Borrowing” means a Borrowing comprised of Multicurrency Revolving Committed Loans.

“Multicurrency Revolving Committed Loan” means a Loan made by a Multicurrency Lender pursuant to Section 2.01(a). Each Multicurrency Revolving Committed Loan made to a US Borrower and denominated in US Dollars shall be a Term SOFR Loan or an ABR Loan. Each Multicurrency Revolving Committed Loan made to a Swiss Borrower and denominated in US Dollars shall be a Term SOFR Loan or an ABR Loan. Each Multicurrency Revolving Committed Loan denominated in a Designated Foreign Currency (including Swiss Revolving Committed Loans) shall be an Alternative Currency Loan.

“Multicurrency Revolving Exposure” means, with respect to any Multicurrency Lender at any time, the sum at such time, without duplication, of such Lender’s Multicurrency Commitment Percentage of the sum of the US Dollar Equivalent of the principal amounts of the outstanding Multicurrency Revolving Committed Loans.

“Multicurrency Revolving Loan” means a Multicurrency Revolving Committed Loan.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Pension Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.02 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Pension Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, excluding a Pension Plan, maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Non-SOFR Successor Rate” has the meaning specified in Section 2.14(c).

“Notice Date” has the meaning specified in Section 2.22(b).

“Obligations” means (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents, and (b) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and performance of all obligations of the Company or any Subsidiary, monetary or otherwise, under each interest rate hedging agreement or foreign exchange swap contract relating to Obligations referred to in the preceding clause (a) entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such hedging agreement or swap contract was entered into.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes (including, for the avoidance of doubt, any Swiss stamp duties or similar Swiss taxes, along with any similar stamp duties or similar taxes imposed by any Swiss local or municipal Governmental Authority), charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 11.04(e).

“Participating Member State” means any member state so described in any EMU Legislation.

“PATRIOT Act” has the meaning assigned to such term in Section 11.16.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 5.07.

“Public Lender” has the meaning specified in Section 5.07.

“Prepayment Notice” means a notice by the Borrowing Agent on behalf of the relevant Borrower of an optional prepayment of a Revolving Committed Borrowing in accordance with Section 2.11, which notice must be in a form acceptable to the Administrative Agent.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, with respect to compliance with any financial test or covenant herein (including Section 6.07), compliance with such test or covenant after giving effect to (a) any Material Acquisition or (b) any Material Dispositions (including (i) pro forma adjustments arising out of events which are directly attributable to any proposed Material Acquisition, or any Material Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the staff of the Securities and Exchange Commission, (ii) pro forma adjustments determined in good faith by the Company that are consented to by the Administrative Agent (such consent not to be unreasonably withheld) arising out of operating and other expense reductions attributable to such transaction being given pro forma effect that (x) have been realized or (y) will be implemented following such transaction and are supportable and quantifiable and, in each case, including (A) reduction in personnel expenses, (B) reduction of costs related to administrative functions, (C) reduction of costs related to leased or owned properties and (D) reductions from the consolidation of operations and streamlining of corporate overhead, and (iii) such other adjustments as determined in good faith by the Company that are consented to by the Administrative Agent (such consent not to be unreasonably withheld), in each case as certified by an officer of the Company) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired and the consolidated financial statements of the Company and its Subsidiaries and assuming that all Material Acquisitions that have been consummated during the period, and any Material Disposition and any Debt or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Debt to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Debt as at the relevant date of determination).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Acquisition” means a Material Acquisition after the Effective Date by the Company or a Subsidiary that has been designated to the Administrative Agent by a Responsible Officer of the Company as a “Qualified Acquisition”, so long as, on a Pro Forma Basis, the Leverage Ratio as of the last day of the most recently completed four fiscal quarter period (for which financial statements have been delivered pursuant to Section 5.07(a) or (b)) prior to such acquisition would be at least 2.00 to 1.00.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Bank” means an entity which is duly licensed as a bank and actively engaged in the banking business.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Receivable” has the meaning set forth in Section 6.02(q).

“Receivables Subsidiary” means any special purpose, bankruptcy remote Subsidiary which is a transferee of (or interests in) Receivables sold under Section 6.02(q).

“Register” has the meaning set forth in Section 11.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents, partners, administrators, managers and advisors of such Person and such Person’s Affiliates.

“Relevant Rate” means with respect to any Borrowing denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Swiss Francs, SARON, (d) Euros, EURIBOR, (e) Japanese Yen, TIBOR, and (f) Singapore Dollars, the SORA Daily Rate, as applicable.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time as applicable Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments of all the Lenders at such time or, if the commitment of a Lender to make Loans have been terminated pursuant to Article VII, Lenders holding in the aggregate more than 50% of the outstanding amount of all Loans; provided that the Commitment of, and the portion of the Revolving Credit Exposures held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning as defined in Section 2.18(c).

“Reset Date” has the meaning set forth in Section 1.05(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Deadline” has the meaning specified in Section 2.22(b).

“Responsible Officer” means the chief executive officer, chief financial officer, treasurer, or controller of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Revolving Borrowing” means a Borrowing comprised of Multicurrency Revolving Committed Loans, Singapore Dollar Enabled Revolving Loans or Yen Enabled Revolving Loans.

“Revolving Committed Borrowing” means a Borrowing comprised of Multicurrency Revolving Committed Loans, Singapore Dollar Enabled Revolving Loans or Yen Enabled Revolving Loans.

“Revolving Committed Loan” means any Multicurrency Revolving Committed Loan, Singapore Dollar Enabled Revolving Loans or Yen Enabled Revolving Loan.

“Revolving Credit Exposure” means with respect to any Lender, the Multicurrency Revolving Exposure, Yen Enabled Exposure and the Singapore Dollar Enabled Exposure of such Lender.

“Revolving Loan” means any Multicurrency Revolving Loan, Singapore Dollar Enabled Revolving Loans or Yen Enabled Revolving Loan.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in a currency other than US Dollars, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant currency.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority in other jurisdiction in which any Borrower is organized.

“SARON” means, with respect to any applicable determination date, the Swiss Average Rate Overnight published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SARON means such rate that applied on the first Business Day immediately prior thereto.

“SARON Adjustment” means, with respect to SARON, -0.0571%.

“Scheduled Unavailability Date” has the meaning specified in Section 2.14(c).

“Secured Debt” means Debt or any other obligation or liability of the Company or any Material Subsidiary the payment of which is secured by a Security Interest.

“Security Interest” means any lien, security interest, mortgage or other charge or encumbrance of any kind, title retention device, pledge or any other type of preferential arrangement, upon or with respect to any property of the Company or any Material Subsidiary, whether now owned or hereafter acquired.

“Singapore Bank” means the Administrative Agent or a Lender where such entity is formed or recognized under the law of Singapore or resident, or having an office or a place of business, in Singapore.

“Singapore Borrower” means any Singapore Subsidiary that has been designated as such pursuant to Section 2.20 and that has not ceased to be a Singapore Borrower as provided in such Section.

“Singapore Dollar” or “SGD” refers to the lawful currency of Singapore.

“Singapore Dollar Enabled Commitment” means, with respect to each Singapore Dollar Enabled Lender, the commitment of such Singapore Dollar Enabled Lender to make Singapore Dollar Enabled Revolving Loans pursuant to Section 2.01(c), expressed as an amount representing the maximum aggregate amount of such Singapore Dollar Enabled Lender’s Singapore Dollar Enabled Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial US Dollar Equivalent amount of each Singapore Dollar Enabled Lender’s Singapore Dollar Enabled Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which Singapore Dollar Enabled Lender shall have assumed its Singapore Dollar Enabled Commitment, as applicable. The aggregate amount of the Singapore Dollar Enabled Commitments on the date hereof is the US Dollar Equivalent of $100,000,000.

“Singapore Dollar Enabled Exposure” means, with respect to any Singapore Dollar Enabled Lender at any time, such Lender’s Singapore Dollar Enabled Commitment Percentage of the sum of the US Dollar Equivalent of the principal amounts of the outstanding Singapore Dollar Enabled Revolving Loans.

“Singapore Dollar Enabled Lender” mean a Lender with a Singapore Dollar Enabled Commitment which, with respect to any Singapore Dollar Enabled Revolving Loan made to a Singapore Borrower, is (a) authorized to do so by a license, (b) an excluded moneylender or (c) an exempt moneylender, in each case, in accordance with the requirements of the Moneylenders Act, Chapter 188 of Singapore.

“Singapore Dollar Enabled Commitment Percentage” means, with respect to any Singapore Dollar Enabled Lender, the percentage (carried out to the ninth decimal place) of the total Singapore Dollar Enabled Commitments represented by such Lender’s Singapore Dollar Enabled Commitment subject to adjustment as provided in Section 2.21. If the Singapore Dollar Enabled Commitments have terminated or expired, the Singapore Dollar Enabled Commitment Percentages shall be determined based upon the Singapore Dollar Enabled Commitments most recently in effect, giving effect to any assignments. The initial Singapore Dollar Enabled Commitment Percentage of each Singapore Dollar Enabled Lender is set forth opposite the name of such Singapore Dollar Enabled Lender on Schedule 2.01 or in the Assignment or Assumption pursuant to which such Singapore Dollar Enabled Lender becomes a party hereto, as applicable.

“Singapore Dollar Enabled Revolving Borrowing” means a Borrowing comprised of Singapore Dollar Enabled Revolving Loans.

“Singapore Dollar Enabled Revolving Loan” means a Loan made by a Singapore Dollar Enabled Lender pursuant to Section 2.01(c). Each Singapore Dollar Enabled Revolving Loan made to a US Borrower shall be denominated in US Dollars and shall be a Term SOFR Loan or an ABR Loan, and each Singapore Dollar Enabled Revolving Loan made to a Singapore Borrower shall be denominated in Singapore Dollar and shall be an Alternative Currency Daily Rate Loan.

“Singapore Subsidiary” means any Subsidiary that is incorporated or otherwise organized in Singapore.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10% (10 basis points) for an Interest Period of one-month’s duration, three-months’ duration or six-months’ duration.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.0326%.

“SORA Daily Rate” means, in relation to any Business Day:

(a) the SORA Screen Rate for that Business Day; or

(b) if the SORA Screen Rate is not available for that Business Day, a reference rate, being a daily rate, designated, nominated or recommended as the replacement for SORA Daily Rate by the Monetary Authority of Singapore (and/or a committee officially endorsed or convened by the Monetary Authority of Singapore or any other person which takes over the administration of SORA Daily Rate); or

(c) if the SORA Screen Rate or a replacement rate referred to in clause (b) above is not available for that Business Day, a replacement rate, being a daily rate, selected by the Administrative Agent and agreed to by the Company, taking into account market conventions and regulatory guidance.

“SORA Adjustment” means, with respect to SORA Daily Rate, 0.08%.

“SORA Screen Rate” means SORA Daily Rate as published by the Monetary Authority of Singapore (or any other person which takes over the publication of that rate) and is titled “SORA” at https://eservices.mas.gov.sg/Statistics/dir/DomesticInterestRates.aspx (or any replacement page which displays that rate) or on the appropriate page of such other information service which displays that rate from time to time in place of the Monetary Authority of Singapore, and if such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate.

“Special Notice Currency” means at any time a currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Obligations” means Obligations consisting of the principal of and interest on Loans and fees.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to the last paragraph of Article X).

“Sterling” or “£” means the lawful money of the United Kingdom.

“subsidiary” means, with respect to any Person, any entity with respect to which such Person alone owns, such Person or one or more of its subsidiaries together own, or such Person and any Person Controlling such Person together own, in each case directly or indirectly, capital stock or other equity interests having ordinary voting power to elect a majority of the members of the Board of Directors of such corporation or other entity or having a majority interest in the capital or profits of such corporation or other entity.

“Subsidiary” means any subsidiary of the Company.

“Successor Rate” has the meaning specified in Section 2.14(c).

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swiss Borrower” means any Swiss Subsidiary that has been designated as such pursuant to Section 2.20 and that has not ceased to be a Swiss Borrower as provided in such Section.

“Swiss Francs” or “SF” means the lawful money of Switzerland.

“Swiss Revolving Borrowing” means a Borrowing comprised of Swiss Revolving Committed Loans.

“Swiss Revolving Committed Loan” means a Multicurrency Revolving Committed Loan made by a Multicurrency Lender to a Swiss Borrower pursuant to Section 2.01(a). Each Swiss Revolving Committed Loan made to a Swiss Borrower shall be denominated in US Dollars or a Designated Foreign Currency other than Yen.

“Swiss Subsidiary” means any Subsidiary that is incorporated or otherwise organized in Switzerland.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m., Local Time, on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

When used in reference to any Loan or Borrowing, “Term SOFR” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR. All Term SOFR Loans and Term SOFR Borrowings shall be denominated in US Dollars.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Scheduled Unavailability Date” has the meaning specified in Section 2.14(b).

“Term SOFR Successor Rate” has the meaning specified in Section 2.14(b).

“Total Debt” means, at any date, the aggregate principal amount of all Debt of the Company and its consolidated Subsidiaries at such date to the extent such Debt should be reflected on a consolidated balance sheet of the Company at such date in accordance with GAAP.

“Tranche” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following comprise a separate Tranche: (a) the Multicurrency Commitments and the Multicurrency Revolving Loans, (b) the Yen Enabled Commitments and the Yen Enabled Revolving Loans and (c) the Singapore Dollar Enabled Commitments and the Singapore Dollar Enabled Revolving Loans.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Transfer Assets” means (a) when referring to the Company, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of the Company or of the Company and its Subsidiaries taken as a whole, and (b) when referring to a Subsidiary, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of such Subsidiary.

“Type”, means when used in reference to any Revolving Loan or Revolving Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Revolving Borrowing, is determined by reference to Term SOFR, the Alternative Currency Daily Rate, the Alternative Currency Term Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“US Borrowers” means the Company, Edwards Lifesciences World Trade Corporation, Edwards Lifesciences LLC, Edwards Lifesciences (U.S.) Inc., Edwards Lifesciences Holding, Inc. and any other US Subsidiary that has been designated as a US Borrower pursuant to Section 2.20 and that has not ceased to be a US Borrower as provided in such Section.

“US Corporation” means a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount expressed in US Dollars which is applicable to any amount in any Designated Foreign Currency, Singapore Dollar or Yen, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Designated Foreign Currency, Singapore Dollar or Yen at the time in effect under the provisions of such Section.

“US Dollars” or “$” means the lawful money of the United States of America.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of the United States or its territories or possessions.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(e)(ii)(B)(3).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” or “¥” refers to the lawful money of Japan.

“Yen Enabled Commitment” means, with respect to each Yen Enabled Lender, the commitment of such Yen Enabled Lender to make Yen Enabled Revolving Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate amount of such Yen Enabled Lender’s Yen Enabled Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial US Dollar Equivalent amount of each Yen Enabled Lender’s Yen Enabled Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which Yen Enabled Lender shall have assumed its Yen Enabled Commitment, as applicable. The aggregate amount of the Yen Enabled Commitments on the date hereof is the US Dollar Equivalent of $125,000,000.

“Yen Enabled Exposure” means, with respect to any Yen Enabled Lender at any time, such Lender’s Yen Enabled Commitment Percentage of the sum of the US Dollar Equivalent of the principal amounts of the outstanding Yen Enabled Revolving Loans.

“Yen Enabled Lender” mean a Lender with a Yen Enabled Commitment.

“Yen Enabled Commitment Percentage” means, with respect to any Yen Enabled Lender, the percentage (carried out to the ninth decimal place) of the total Yen Enabled Commitments represented by such Lender’s Yen Enabled Commitment subject to adjustment as provided in Section 2.21. If the Yen Enabled Commitments have terminated or expired, the Yen Enabled Commitment Percentages shall be determined based upon the Yen Enabled Commitments most recently in effect, giving effect to any assignments. The initial Yen Enabled Commitment Percentage of each Yen Enabled Lender is set forth opposite the name of such Yen Enabled Lender on Schedule 2.01 or in the Assignment or Assumption pursuant to which such Yen Enabled Lender becomes a party hereto, as applicable.

“Yen Enabled Revolving Borrowing” means a Borrowing comprised of Yen Enabled Revolving Loans.

“Yen Enabled Revolving Loan” means a Loan made by a Yen Enabled Lender pursuant to Section 2.01(b). Each Yen Enabled Revolving Loan made to a US Borrower shall be denominated in US Dollars and shall be a Term SOFR Loan or an ABR Loan, and each Yen Enabled Revolving Loan made to a Japanese Borrower shall be denominated in Yen and shall be an Alternative Currency Term Rate Loan.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Multicurrency Revolving Committed Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Multicurrency Revolving Committed Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Multicurrency Revolving Committed Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Multicurrency Revolving Committed Borrowing”).

SECTION 1.03 Terms Generally. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.04 Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Debt of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of the Accounting Standards Codification of the Financial Accounting Standards Board 825 and 470-20 on financial liabilities shall be disregarded and (ii) operating leases and capital leases will be treated as constituting Debt or not constituting Debt in a manner consistent with the treatment thereof under GAAP as of December 31, 2017 notwithstanding any modifications or interpretive changes thereto that have occurred or may occur after December 31, 2017.

SECTION 1.05 Exchange Rates. (a) Not later than 10:00 a.m., Local Time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Designated Foreign Currency, Yen or Singapore Dollars, as the case may be, and (ii) give written notice thereof to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 11.13 or any other provision expressly requiring the use of a current Exchange Rate or in connection with any financial statements and amounts thereon or derived therefrom) be the Exchange Rates employed in converting any amounts between US Dollars, Designated Foreign Currencies, Yen and Singapore Dollars.

(b) Not later than 5:00 p.m., Local Time, on each Reset Date and each date on which Revolving Loans denominated in any Designated Foreign Currency, Yen or Singapore Dollars are made or continued as an Alternative Currency Term Rate Loan, the Administrative Agent shall (i) determine the aggregate amount of the US Dollar Equivalent of the principal amounts of the Revolving Loans of each Class denominated in Designated Foreign Currencies, Yen or Singapore Dollars (after giving effect to any Revolving Loans made or repaid on such date), and (ii) notify the Lenders and the Company of the results of such determination.

SECTION 1.06 Redenomination of Certain Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.07 Accounting for Material Acquisitions and Material Dispositions. All calculations for the financial covenant in Section 6.07 and the determination of the Applicable Rate for any period (or portion of a period) of measurement that includes the date of consummation of any Material Acquisition or Material Disposition shall be made on a Pro Forma Basis.

SECTION 1.08 Additional Designated Foreign Currencies.

(a) The Company may from time to time request that Alternative Currency Loans be made in a currency other than those specifically listed in the definition of “Designated Foreign Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and each Lender.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., Local Time, fifteen (15) Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each Lender thereof. Each Lender (in the case of any such request pertaining to Alternative Currency Loans) shall notify the Administrative Agent, not later than 11:00 a.m., Local Time, five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans in such requested currency.

(c) Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Alternative Currency Loans to be made in such requested currency. If the Administrative Agent and all the Lenders consent to making Alternative Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be a Designated Foreign Currency for purposes of any Borrowings of Alternative Currency Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Company.

SECTION 1.09 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. (a) Subject to the terms and conditions set forth herein, each Multicurrency Lender agrees to make (i) Multicurrency Revolving Committed Loans denominated in US Dollars or Designated Foreign Currencies to the US Borrowers, and (ii) Multicurrency Revolving Committed Loans denominated in US Dollars or Designated Foreign Currencies (other than Yen) to the Swiss Borrowers, in each case from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (A) such Lender’s Multicurrency Revolving Exposure exceeding its Multicurrency Commitment, (B) the aggregate amount of the Multicurrency Lenders’ Multicurrency Revolving Exposures of all (i) Multicurrency Revolving Committed Loans denominated in Designated Foreign Currencies made to US Borrowers and (ii) Swiss Revolving Committed Loans denominated in Designated Foreign Currencies, collectively for both clauses (i) and (ii), exceeding the Designated Foreign Currency Sublimit, or (C) the aggregate amount of the Multicurrency Lenders’ Multicurrency Revolving Exposures plus the Lenders’ Yen Enabled Exposures plus the Lenders’ Singapore Dollar Enabled Exposures exceeding the aggregate amount of the Aggregate Commitments.

(b) Subject to the terms and conditions set forth herein, each Yen Enabled Lender agrees to make (i) Yen Enabled Revolving Loans to the Japanese Borrowers denominated in Yen and (ii) Yen Enabled Revolving Loans to the US Borrowers denominated in US Dollars in an aggregate principal amount at any time outstanding that will not result in (A) such Lender’s Yen Enabled Exposure exceeding its Yen Enabled Commitment, (B) the aggregate amount of the Lenders’ Yen Enabled Exposures exceeding the aggregate amount of the Yen Enabled Commitments or (C) the aggregate amount of the Lenders’ Yen Enabled Exposures plus the Lenders’ Multicurrency Revolving Exposures plus the Lenders’ Singapore Dollar Enabled Exposures exceeding the aggregate amount of the Aggregate Commitments.

(c) Subject to the terms and conditions set forth herein, each Singapore Dollar Enabled Lender agrees to make (i) Singapore Dollar Enabled Revolving Loans to the Singapore Borrowers denominated in Singapore Dollars and (ii) Singapore Dollar Enabled Revolving Loans to the US Borrowers denominated in US Dollars in an aggregate principal amount at any time outstanding that will not result in (A) such Lender’s Singapore Dollar Enabled Exposure exceeding its Singapore Dollar Enabled Commitment, (B) the aggregate amount of the Lenders’ Singapore Dollar Enabled Exposures exceeding the aggregate amount of the Singapore Dollar Enabled Commitments or (C) the aggregate amount of the Lenders’ Singapore Dollar Enabled Exposures plus the Lenders’ Multicurrency Revolving Exposures plus the Lenders’ Yen Enabled Exposures exceeding the aggregate amount of the Aggregate Commitments.

(d) Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.11, and reborrow under this Section 2.01.

SECTION 2.02 Loans and Borrowings. (a) Each Multicurrency Revolving Committed Loan shall be made as part of a Borrowing consisting of Multicurrency Revolving Committed Loans made by the Multicurrency Lenders ratably in accordance with their respective Multicurrency Commitments. Each Yen Enabled Revolving Loan shall be made as part of a Borrowing consisting of Yen Enabled Revolving Loans made by the Yen Enabled Lenders ratably in accordance with their respective Yen Enabled Commitments. Each Singapore Dollar Enabled Revolving Loan shall be made as part of a Borrowing consisting of Singapore Dollar Enabled Revolving Loans made by the Singapore Dollar Enabled Lenders ratably in accordance with their respective Singapore Dollar Enabled Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b) Subject to Section 2.14, (i) each Multicurrency Revolving Committed Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in US Dollars, Term SOFR Loans or ABR Loans and (B) in the case of a Borrowing denominated in a Designated Foreign Currency, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, in each case as the Borrowing Agent, on behalf of the applicable Borrower, may request in accordance herewith, (ii) each Yen Enabled Revolving Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in Yen, Alternative Currency Term Rate Loans and (B) in the case of a Borrowing denominated in US Dollars, Term SOFR Loans or ABR Loans, in each case as the Borrowing Agent, on behalf of the applicable Borrower may request in accordance herewith and (iii) each Singapore Dollar Enabled Revolving Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in Singapore Dollars, Alternative Currency Daily Rate Loans and (B) in the case of a Borrowing denominated in US Dollars, Term SOFR

Loans or ABR Loans, in each case as the Borrowing Agent, on behalf of the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender but no Affiliate shall be entitled to receive any greater payment under such sections than such Lender would have been entitled to receive); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement; provided, however, if any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform its obligations hereunder or to issue, make maintain, fund or charge interest with respect to any Loan to any Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia, then on notice thereof by such Lender to the Borrowing Agent through the Administrative Agent, and until such notice by such Lender is revoked, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan shall be suspended. Upon receipt of such notice, the Loan Parties shall take all reasonable actions requested by such Lender to mitigate or avoid such illegality.

(c) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Revolving Loan may be made in an aggregate amount that is equal to the aggregate available Multicurrency Commitments, Yen Enabled Commitments or Singapore Dollar Enabled Commitments, as the case may be. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) twelve Interest Periods in effect with respect to Multicurrency Revolving Committed Borrowings, (ii) six Interest Periods in effect with respect to Swiss Revolving Borrowings outstanding (iii) six Interest Periods in effect with respect to Yen Enabled Revolving Borrowings or (iv) six Interest Periods in effect with respect to Singapore Dollar Enabled Revolving Loans.

(d) Notwithstanding any other provision of this Agreement, (i) the Borrowing Agent shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date, (ii) the Borrowing Agent shall not be entitled to request any Loan other than a Yen Enabled Revolving Loan designated in Yen on behalf of any Japanese Borrower, (iii) the Borrowing Agent shall not be entitled to request any Loan other than a Singapore Dollar Enabled Revolving Loan designated in Singapore Dollars on behalf of any Singapore Borrower, (iv) the Borrowing Agent shall not be entitled to request any Multicurrency Revolving Loan designated in Yen on behalf of any Swiss Borrower, (v) the Borrowing Agent shall not be entitled to request any Yen Enabled Revolving Loan on behalf of any Borrower except as set forth in Section 2.01(b) and (vi) the Borrowing Agent shall not be entitled to request any Singapore Dollar Enabled Revolving Loan on behalf of any Borrower except as set forth in Section 2.01(c).

SECTION 2.03 Requests for Revolving Committed Borrowings. To request a Revolving Committed Borrowing, the Borrowing Agent on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by (a) telephone or (b) delivery of a Borrowing Request; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Borrowing Request. Each such Borrowing Request shall be received by the Administrative Agent (i) in the case of a Term SOFR Borrowing denominated in Dollars, not later than 1:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Borrowing of Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, not later than 1:00 p.m., Local Time, four Business Days (or five Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing, and (iii) in the case of an ABR Borrowing, not later than 1:00 p.m., Local Time, one Business Day before the date of the proposed Borrowing. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower on whose behalf the Borrowing Agent is requesting such Borrowing;

(ii) whether the requested Borrowing is to be a Multicurrency Revolving Borrowing, a Yen Enabled Revolving Borrowing or a Singapore Dollar Enabled Revolving Borrowing;

(iii) the currency and aggregate principal amount of the requested Borrowing;

(iv) the date of the requested Borrowing, which shall be a Business Day;

(v) the Type of the requested Borrowing;

(vi) in the case of a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vii) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(viii) in the case of a Borrowing in a Designated Foreign Currency, Yen or Singapore Dollars, the location from which payments of the principal and interest on such Borrowing will be made.

If no election as to the Class of Borrowing is specified, then the requested Borrowing shall be a Multicurrency Revolving Committed Borrowing. If no currency is specified with respect to any requested Revolving Committed Borrowing, then the Borrowing Agent, on behalf of the relevant Borrower shall be deemed to have selected (i) in the case of a Japanese Borrower, Yen, (ii) in the case of a Singapore Borrower, Singapore Dollars, and (iii) in all other cases, US Dollars. In the case of a Borrowing denominated in US Dollars by a US Borrower, if no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing or Alternative Currency Term Rate Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent, and such Lender.

SECTION 2.04 Reserved.

SECTION 2.05 Reserved.

SECTION 2.06 Funding of Borrowings. (a) Each Lender shall make each Revolving Committed Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 11:00 a.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose for Loans of such Class and currency by notice to the applicable Lenders. The Administrative Agent will make such Revolving Committed Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowing Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with subsection (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall return to such Borrower any amount (including interest) paid by such Borrower to the Administrative Agent pursuant to this subsection.

SECTION 2.07 Repayment of Borrowings; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Revolving Committed Borrowing of such Borrower on the Maturity Date. Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to subsection (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08 Interest Elections. (a) Each Revolving Committed Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. A Borrower may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Revolving Committed Borrowing.

(b) To make an election pursuant to this Section, the Borrowing Agent on behalf of the applicable Borrower, shall notify the Administrative Agent of such election by (a) telephone or (b) delivery of an Interest Election Request; provided that any such telephonic election must be confirmed immediately by delivery to the Administrative Agent of an Interest Election Request, in each case by the time that a Borrowing Request would be required under Section 2.03 if the Borrowing Agent on behalf of the applicable Borrower were requesting a Revolving Committed Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Term SOFR Loans or Alternative Currency Term Rate Loans that does not comply with Section 2.02(d), (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made or (iv) convert any Borrowing to a Borrowing of a different Class.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type and Class of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrowing Agent fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a Borrowing made to a US Borrower and denominated in US Dollars, be converted to an ABR Borrowing and (ii) in the case of an Alternative Currency Term Rate Borrowing, be converted to or continued as an Alternative Currency Term Rate Borrowing with an Interest Period of one month.

SECTION 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, (ii) the Company shall not terminate or reduce the Multicurrency Commitments if, after giving effect to any concurrent prepayment of the Multicurrency Revolving Committed Loans in accordance with Section 2.11, (w) the aggregate Multicurrency Revolving Exposures would exceed the aggregate Multicurrency Commitments, (x) the aggregate amount of the Multicurrency Lenders’ Multicurrency Revolving Exposures of all Multicurrency Revolving Committed Loans denominated in Designated Foreign Currencies would exceed the Designated Foreign Currency Sublimit, (iii) if, after giving effect to any reduction of the Multicurrency Commitments, the Designated Foreign Currency Sublimit exceeds the amount of the Multicurrency Commitments, such Designated Foreign Currency Sublimit shall be automatically reduced by the amount of such excess, (iv) the Company shall not terminate or reduce the Yen Enabled Commitments if, after giving effect to any concurrent prepayment of the Yen Enabled Revolving Loans in accordance with Section 2.11, the aggregate Yen Enabled Exposures would exceed the aggregate Yen Enabled Commitments and (v) the Company shall not terminate or reduce the Singapore Dollar Enabled Commitments if, after giving effect to any concurrent prepayment of the Singapore Dollar Enabled Revolving Loans in accordance with Section 2.11, the aggregate Singapore Dollar Enabled Exposures would exceed the aggregate Singapore Dollar Enabled Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under subsection (b) of this Section at least two Business Days prior to the effective date of such termination or reduction (or in the event of a termination or reduction of any outstanding Loans denominated in a Designated Foreign Currency or Singapore Dollars, at least four Business Days prior) (or, in each case, such shorter period of time acceptable to the Administrative Agent), specifying the effective date of such election. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or Debt, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.10 Term Loan Option; Increase in Multicurrency Commitments. (a) The Borrowing Agent may, by written notice to the Administrative Agent request (i) an increase in the Multicurrency Commitments (a “Multicurrency Commitment Increase”), an increase in Yen Enabled Commitments (a “Yen Enabled Commitment Increase”) and/or Singapore Dollar Enabled Commitments (a “Singapore Dollar Enabled Commitment Increase”), (ii) the addition of a new tranche of term loans (each a “Term Loan” and together with any Multicurrency Commitment Increase, Yen Enabled Commitment Increase or Singapore Dollar Enabled Commitment Increase, an “Incremental Increase”) or (iii) a combination thereof; provided that (w) after giving effect to any such Incremental Increase, the sum of the total Multicurrency Commitments shall not exceed $850,000,000 plus any reductions in the Yen Enabled Commitments and Singapore Dollar Enabled Commitments pursuant to Section 2.09(b), (x) in no event, after giving effect to any such Incremental Increase shall the Aggregate Commitments plus any Term Loan exceed $1,000,000,000, (y) if such Incremental Increase is a Multicurrency Commitment Increase, it shall increase the Designated Foreign Currency Sublimit in a like amount, and (z) each such Incremental Increase (whether a Multicurrency Commitment Increase, Yen Enabled Commitment Increase, Singapore Dollar Enabled Commitment Increase or a Term Loan) shall not be for less than a minimum principal amount of $25,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (x). Such notice shall set forth the amount of the requested Incremental Increase, whether such Incremental Increase is to be a Multicurrency Commitment Increase, Yen Enabled Commitment Increase, Singapore Dollar Enabled Commitment Increase or a Term Loan and the date on which such Incremental Increase is requested to become effective (which shall not be less than 10 Business Days (or such shorter period of time acceptable to the Administrative Agent)). The Borrowing Agent shall indicate to the Administrative Agent if such request shall be made to the existing Lenders or particular Lenders (but the Borrowing Agent shall not be required to offer any such proposed increase to any Lender) or to one or more banks or other financial institutions reasonably acceptable to the Administrative Agent (any such bank or other financial institution being called an “Augmenting Lender”), which may include any Multicurrency Lender, Yen Enabled Lender, Singapore Dollar Enabled Lender or a combination thereof; provided that each Augmenting Lender, if not already a Multicurrency Lender, Yen Enabled Lender, or Singapore Dollar Enabled Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and the Borrowers and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Increase of such Augmenting Lender and/or its status as a Lender hereunder (including, but not limited to, in the case of a Term Loan, a Term Facility Amendment (as defined below)). No Lender shall be obligated to increase its Multicurrency Commitment, Yen Enabled Commitment or Singapore Dollar Enabled Commitment, or to provide a Term Loan pursuant to this Section 2.10. Each Lender that receives such request shall, by notice to the Borrowing Agent and the Administrative Agent given not more than 10 Business Days (or such other period of time designated by the Borrower Agent and agreed upon by the Administrative Agent) after the date of the Borrowing Agent’s notice, (A) agree to increase its applicable Multicurrency Commitment, Yen Enabled Commitment and Singapore Dollar Enabled Commitment by all or a portion of the offered amount, (B) agree to provide a term loan to any Borrower in an amount equal to all or a portion of the requested Term Loan (each Lender so agreeing being an “Increasing Lender”) or (C) decline to increase its applicable Multicurrency Commitment, Yen Enabled Commitment or Singapore Dollar Enabled Commitment, or provide a Term Loan (and any Lender that does not deliver such a notice within such period of time shall be deemed to have declined to increase its Multicurrency Commitment, Yen Enabled Commitment or Singapore Dollar Enabled Commitment, or to provide a Term Loan) (each Lender so declining or deemed to have declined being a “Non-Increasing Lender”). If Lenders and/or Augmenting Lenders, as applicable, shall have agreed pursuant to the preceding sentence to increase their Multicurrency Commitments, Yen Enabled Commitments or Singapore Dollar Enabled Commitments or to provide a Term Loan in an aggregate amount less than the increase in the total Multicurrency Commitments, Yen Enabled Commitments or Singapore Dollar Enabled Commitments or Term Loan requested by the Borrowing Agent, then the Multicurrency Commitments, Yen Enabled Commitments or Singapore Dollar Enabled Commitments shall be increased or the Term Loan shall be made in such lesser amount.

(b) On the effective date (the “Increase Effective Date”) of any Multicurrency Commitment Increase, Yen Enabled Commitment Increase and/or Singapore Dollar Enabled Commitment Increase, (i) the aggregate principal amount of the Multicurrency Revolving Loans (the “Initial Multicurrency Loans”) and/or Yen Enabled Revolving Loans (the “Initial Yen Enabled Loans”) and/or Singapore Dollar Enabled Revolving Loans (the “Initial Singapore Dollar Enabled Loans”), outstanding immediately prior to giving effect to the Multicurrency Commitment Increase, Yen Enabled Commitment Increase and/or Singapore Dollar Enabled Commitment Increase, as applicable, on the Increase Effective Date shall be deemed to be paid, (ii) each Increasing Lender and each Augmenting Lender that shall have been a Multicurrency Lender, Yen Enabled Lender or Singapore Enabled Lender prior to the Multicurrency Commitment Increase, Yen Enabled Commitment Increase and/or Singapore Dollar Enabled Commitment Increase shall pay to the Administrative Agent in Same Day Funds an amount equal to the difference between (A) the product of (1) such Multicurrency Lender’s Multicurrency Commitment Percentage, such Yen Enabled Lender’s Yen Enabled Commitment Percentage, or such Singapore Dollar Enabled Lender’s Singapore Dollar Enabled Commitment Percentage, as applicable (in each case, calculated after giving effect to the Multicurrency Commitment Increase, Yen Enabled Commitment Increase or Singapore Dollar Enabled Commitment Increase, as applicable), multiplied by (2) the amount of the Subsequent Borrowings (as hereinafter defined) and (B) the product of (1) such Multicurrency Lender’s Multicurrency Commitment Percentage such Yen Enabled Lender’s Yen Enabled Commitment Percentage, or such Singapore Dollar Enabled Lender’s Singapore Dollar Enabled Commitment Percentage, as applicable (in each case, calculated without giving effect to the Multicurrency Commitment Increase, Yen Enabled Commitment Increase or Singapore Dollar Enabled Commitment Increase, as applicable), multiplied by (2) the amount of, as applicable, the Initial Multicurrency Loans, Initial Yen Enabled Loans or Initial Singapore Dollar Enabled Loans, (iii) each Augmenting Lender that shall not have been a Multicurrency Lender, Yen Enabled Lender or Singapore Dollar Enabled Lender, as applicable, prior to the Multicurrency Commitment Increase, Yen Enabled Commitment Increase or Singapore Dollar Enabled Commitment Increase, as applicable, shall pay to the Administrative Agent in Same Day Funds an amount equal to the product of (1) such Augmenting Lender’s Multicurrency Commitment Percentage, Yen Enabled Commitment Percentage or Singapore Dollar Enabled Commitment Percentage, as applicable (in each case, calculated after giving effect to the Multicurrency Commitment Increase, Yen Enabled Commitment Increase or Singapore Dollar Enabled Commitment Increase, as applicable) multiplied by (2) the amount of the Subsequent Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Non-Increasing Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Non-Increasing Lender’s Multicurrency Commitment Percentage, Yen Enabled Commitment Percentage or Singapore Dollar Enabled Commitment Percentage, as applicable (in each case, calculated without giving effect to the Multicurrency Commitment Increase, Yen Enabled Commitment Increase or Singapore Dollar Enabled Commitment Increase, as applicable) multiplied by (2) as applicable, the amount of the Initial Multicurrency Loans, Initial Yen Enabled Loans or Initial Singapore Dollar Enabled Loans and (B) the product of (1) such Non-Increasing Lender’s Multicurrency Commitment Percentage (calculated after giving effect to the Multicurrency Commitment Increase, Yen Enabled Commitment Increase or Singapore Dollar Enabled Commitment Increase, as applicable) multiplied by (2) the amount of the Subsequent Borrowings, (v) after the effectiveness of the Multicurrency Commitment Increase, Yen Enabled Commitment Increase or Singapore Dollar Enabled Commitment Increase, as applicable the applicable Borrowers shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of, as applicable, the Initial Multicurrency Loans, Initial Yen Enabled Loans or Initial Singapore Dollar Enabled Loans, and of the types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (vi) each Non-Increasing Lender, each Increasing Lender and each Augmenting Lender shall be deemed to hold its Multicurrency Revolving Percentage, Yen Enabled Commitment Percentage or Singapore Dollar Enabled Commitment Percentage, as applicable, of each Subsequent Borrowing (each calculated after giving effect to the Multicurrency Commitment Increase, Yen Enabled Commitment Increase or Singapore Dollar Enabled Commitment Increase, as applicable) and (vii)

the applicable Borrowers shall pay each Increasing Lender and each Non-Increasing Lender any and all accrued but unpaid interest on the Initial Multicurrency Loans, Initial Yen Enabled Loans or Initial Singapore Dollar Enabled Loans, as applicable. The deemed payments made pursuant to clause (i) above in respect of each Term SOFR Loan and Alternative Currency Term Rate Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

(c) Multicurrency Commitment Increases, Yen Enabled Commitment Increases, Singapore Dollar Enabled Commitment Increases and Term Loans created pursuant to this Section 2.10 shall become effective on the date specified in the notice delivered by the Company pursuant to the first sentence of subsection (a) above.

(d) Notwithstanding the foregoing:

(i) No Multicurrency Commitment Increase, Yen Enabled Commitment Increase, Singapore Dollar Enabled Commitment Increase, Term Loan or addition of an Augmenting Lender shall become effective under this Section unless, (i) on the date of such increase or loan, the conditions set forth in subsections (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Company, and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the Effective Date under clauses (b) and (c) of Section 4.01 as to the corporate or other organizational power and authority of the applicable Borrowers to borrow hereunder after giving effect to such increase or loan.

(ii) In addition, no Term Loan shall become effective under this Section unless the Administrative Agent, the applicable Increasing Lenders, the applicable Augmenting Lenders, and the Borrowers shall have entered into an amendment to this Agreement (a “Term Facility Amendment”) setting forth the terms of the Term Loan. Each Term Loan (a) shall rank pari passu or junior in right of payment with the Loans (and any such Term Loan which is junior in right of payment shall have customary subordination, standstill and other provisions reasonably acceptable to the Administrative Agent), (b) shall not mature earlier than the Maturity Date, (c) shall have a weighted average life and contain terms as to prepayments, amortization and pricing that are reasonably acceptable to the Administrative Agent, and (d) shall not contain additional or different covenants or financial covenants which are more restrictive in any material respect than the covenants in the Loan Documents at the time of the incurrence of such Term Loan unless either (x) such covenants benefit all of the Lenders or are otherwise consented to by the Administrative Agent or (y) such covenants apply only after the Maturity Date.

(iii) Borrowers shall deliver or cause to be delivered any customary legal opinions reasonably requested by Agent in connection with any such transaction pursuant to this Section 2.10.

(iv) (x) Upon the reasonable request of any Lender made at least five Business Days prior to the effective date of such Multicurrency Commitment Increase, Yen Enabled Commitment Increase, Singapore Dollar Enabled Commitment Increase or Term Loan, the Borrowers shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least two days prior to the Increase Effective

Date and (y) at least two days prior to the effective date of such Multicurrency Commitment Increase, Yen Enabled Commitment Increase, Singapore Dollar Enabled Commitment Increase or Term Loan, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests at least five Business Days prior to the Increase Effective Date, a Beneficial Ownership Certification in relation to such Loan Party.

(v) Each Term Facility Amendment or other joinder or amendment document executed in connection with an Incremental Increase may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, as determined by the Administrative Agent, to give effect to the provisions of this Section 2.10 (including amendments to the definition of “Lenders” and “Required Lenders” to include the applicable Incremental Increase).

(e) Conflicting Provisions. This Section 2.10 shall supersede any provisions in Section 2.18 or 11.02 to the contrary.

SECTION 2.11 Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with subsection (d) of this Section.

(b) If on any Reset Date, the aggregate amount of Yen Enabled Exposures shall exceed 105% of the aggregate Yen Enabled Commitments, then the Japanese Borrowers shall, not later than the second succeeding Business Day, prepay one or more Yen Enabled Revolving Borrowings in an aggregate principal amount sufficient to eliminate such excess. If on any Reset Date, the aggregate amount of Singapore Dollar Enabled Exposures shall exceed 105% of the aggregate Singapore Dollar Enabled Commitments, then the Singapore Borrowers shall, not later than the second succeeding Business Day, prepay one or more Singapore Dollar Enabled Revolving Borrowings in an aggregate principal amount sufficient to eliminate such excess. If, on any Reset Date, the aggregate outstanding amount of Multicurrency Revolving Committed Loans denominated in a Designated Foreign Currency made to Swiss Borrowers, US Borrowers and, solely to the extent approved by the Administrative Agent and all of the Lenders pursuant to Section 2.20, Additional Foreign Borrowers, as the case may be, shall exceed 105% of the Designated Foreign Currency Sublimit then in effect, then such Swiss Borrowers, US Borrowers and, if applicable, the Additional Foreign Borrower shall, not later than the second succeeding Business Day, prepay one or more Multicurrency Revolving Committed Borrowings denominated in a Designated Foreign Currency in an aggregate principal amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Designated Foreign Currency Sublimit then in effect.

(c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrowing Agent, on behalf of each applicable Borrower, shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to subsection (d) of this Section.

(d) The Borrowing Agent on behalf of the applicable Borrower, shall notify the Administrative Agent of any prepayment of a Borrowing hereunder, which may be given by (x) telephone or (y) a Prepayment Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Prepayment Notice, (i) in the case of a Term SOFR Borrowing designated in Dollars, not later than 1:00 p.m., Local Time, three Business Days before the date of such prepayment, (b) in the case of a Borrowing designated in a Designated Foreign Currency or Singapore Dollars, not later than 1:00 p.m., Local Time, four Business Days before the date of such prepayment, and (c) in the case of an ABR Borrowing, not later than 1:00 p.m., Local Time, one Business Day before the date of such prepayment. Each such notice shall be irrevocable, shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination or reduction of the Commitments as contemplated by Section 2.09(c) or the effectiveness of credit facilities or Debt, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked by the Company (by notice to the Administrative Agent on or prior to the specific prepayment date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitments of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which the last of such Commitments terminates; provided that, if such Lender continues to have any Exposure of any Class after its Commitment of such Class terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Exposure of such Class to but excluding the date on which such Lender ceases to have any such Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and on the date on which all the Commitments shall have terminated and the Lenders shall have no further Exposures. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent, including without limitation those fees set forth in the Fee Letter.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each Alternative Currency Daily Rate Borrowing shall bear interest at the Alternative Currency Daily Rate plus the Applicable Rate.

(d) The Loans comprising each Alternative Currency Term Rate Borrowing shall bear interest at the Alternative Currency Term Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding subsections of this Section or (y) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in subsection (a) above (such rates, collectively, the “Default Rate”).

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to subsection (e) above shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Revolving Committed Loan or Alternative Currency Term Rate Revolving Committed Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) (A) interest on Borrowings denominated in Sterling and (B) interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and (ii) interest on Borrowings denominated in Singapore Dollars shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that, in the case of Revolving Committed Loans denominated in Designated Foreign Currencies designated after the Effective Date as to which market practice differs from the foregoing, interest hereunder shall be computed in accordance with such market practice for such Designated Foreign Currencies. The applicable Alternate Base Rate, Term SOFR, Alternative Currency Daily Rate or Alternative Currency Term Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(h) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This subsection shall not limit the rights of the Administrative Agent or any Lender under Section 2.12(b) or 2.13(e) or under Article VII. The Borrowers’ obligations under this subsection shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SECTION 2.14 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of ABR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable currency has been determined in accordance with Section 2.14(b) or Section 2.14(c) and the circumstances under clause (i) of Section 2.14(b) or of Section 2.14(c) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in a currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert ABR Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.14(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, or conversion to Term SOFR Loans, or Borrowing of, or continuation of Alternative Currency Loans to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Revolving Committed Borrowing of ABR Loans denominated in US Dollars in the US Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans immediately and (B) any outstanding affected Alternative Currency Loans, at the Company’s election, shall either (1) be converted into a Revolving Committed Borrowing of ABR Loans denominated in US Dollars in the US Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Company (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Company of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Company shall be deemed to have elected clause (1) above.

(b) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining each of one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which each of one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.14(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.14 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Term SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m., Local Time, on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(c) Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than Term SOFR) for a currency (other than US Dollars) because none of the tenors of such Relevant Rate (other than Term SOFR) under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than Term SOFR) for a currency (other than US Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such currency (other than US Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than Term SOFR) for such currency (other than US Dollars) (the latest date on which all tenors of the Relevant Rate for such currency (other than US Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

(iii) or if the events or circumstances of the type described in Section 2.14(c)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for a currency or any then current Successor Rate for a currency in accordance with this Section 2.14 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the Term SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m., Local Time, on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment

(d) Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

(e) For purposes of this Section 2.14, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant currency shall be excluded from any determination of Required Lenders.

SECTION 2.15 Increased Costs; Illegality. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any Taxes (other than Indemnified Taxes or any Excluded Taxes) on its loans, loan principal, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Term SOFR Loans made by such Lender or Alternative Currency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender, the Company will pay or cause the other Borrowers to pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay or cause the other Borrowers to pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Each Lender shall determine the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in subsection (a) or (b) of this Section using the methods customarily used by it for such purpose (and if such Lender uses more than one such method, the method used hereunder shall be that which most accurately determines such amount or amounts). A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in subsection (a) or (b) of this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the other Borrowers to pay to such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof; provided, that such amounts shall be consistent conceptually with amounts that the Lender is generally charging other similarly situated borrowers and shall not be duplicative of any amounts paid by the Company or the other Borrowers under any other provision of this Agreement (it being agreed that no Lender shall be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim).

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and delivers a certificate with respect thereto as provided in subsection (c) above; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof. Increased costs because of a Change in Law resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrowers under syndicated credit facilities comparable to those provided hereunder.

(e) If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, US Dollars, any Designated Foreign Currency or Singapore Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in US Dollars, to make or maintain Term SOFR Loans or to convert ABR Loans to Term SOFR Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay (or, if applicable and such Loans are denominated in US Dollars, convert all such Term SOFR Loans of such Lender to ABR Loans, the interest rate on which shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans or Alternative Currency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans or Alternative Currency Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(f) If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Affiliate to perform its obligations hereunder or to issue, make, maintain, fund or charge interest with respect to any Borrowing to any Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia, then, on notice thereof by such Lender to the Company through the Administrative Agent, and until such notice by such Lender is revoked, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing shall be suspended. Upon receipt of such notice, the Borrowers shall, take all reasonable actions requested by such Lender to mitigate or avoid such illegality.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan or Alternative Currency Term Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or pursuant to Section 2.10(b)), (b) the conversion of any Term SOFR Loan or Alternative Currency Term Rate Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto

(regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Term SOFR Loan or Alternative Currency Term Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. For purposes of calculating amounts payable by the applicable Borrower to the Lenders under this Section 2.16 with respect to Alternative Currency Term Rate Loans, each Lender shall be deemed to have funded each Alternative Currency Term Rate Loan made by it at the Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Alternative Currency Term Rate Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

SECTION 2.17 Taxes. (a)

(i) Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by Applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, Applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding Taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Borrower or the Administrative Agent shall be required by any Applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such laws, shall make such deductions and (iii) such Borrower or the Administrative Agent shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The relevant Borrower shall indemnify the Administrative Agent and each Lender, within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability setting forth in reasonable detail the circumstances giving rise thereto and the calculations used by such Lender to determine the amount thereof delivered to the Company by a Lender, or by the Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)

(i) Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by Applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Laws or by the Taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any Lender that is a US Person shall deliver to the Company and the Administrative Agent properly completed and duly executed originals of IRS Form W-9 or such other documentation or information prescribed by Applicable Laws or reasonably requested by the Company or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding Tax or information reporting requirements; and

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed under Applicable Law or upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and duly executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and duly executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” or any other applicable article of such tax treaty;

(2) properly completed and duly executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in such form as the Administrative Agent shall request that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and duly executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, properly completed and duly executed originals of IRS Form W-8IMY, accompanied by properly completed and duly executed copies of IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate in such form as the Administrative Agent shall request, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in such form as the Administrative Agent shall request on behalf of each such partner or beneficial owner.

(C) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed under Applicable Law or upon the reasonable request of the Company or the Administrative Agent), properly completed and duly executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.

(D) If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.17(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f) Each Lender, on the date it becomes a Lender hereunder, will designate lending offices for the Loans to be made by it such that, on such date, it will not be liable for (i) in the case of a Multicurrency Lender, any withholding Tax that is imposed by the United States of America (or any political subdivision thereof) on payments by a US Borrower, (ii) any withholding Tax that is imposed (A) by Switzerland (or any political subdivision thereof) on payments by a Swiss Borrower or (B) by the United States of America (or any political subdivision thereof) on payments by any other Borrower, (iii) in the case of a Yen Enabled Lender, any withholding Tax that is imposed (A) by Japan (or any political subdivision thereof) on payments by a Japanese Borrower or (B) by the United States of America (or any political subdivision thereof) on payments by any other Borrower, or (iv) in the case of a Singapore Dollar Enabled Lender, any withholding Tax that is imposed (A) by Singapore (or any political subdivision thereof) on payments by a Singapore Borrower or (B) by the United States of America (or any political subdivision thereof) on payments by any other Borrower.

(g)

(i) Without limiting the provisions of subsection (a) above, each Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of any such payment or liability (and the calculations used by such Lender to determine such amount) delivered to a Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 15 Business Days after written demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 2.17(g)(ii) below.

(ii) Without limiting the provisions of subsection (a) above, each Lender shall, and does hereby, indemnify (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (y) the Administrative Agent and any Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(e) relating to the maintenance of a Participant Register and (z) the Administrative Agent and any Borrower, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h) Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to Section 2.17(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such indemnified party incurred with respect to the receipt of such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) For purposes of this Section 2.17, the term “Lender” includes the Administrative Agent and the term “Applicable Law” includes FATCA.

(j) Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account specified in Schedule 11.01 or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Company; provided that payments pursuant to Sections 2.15, 2.16, 2.17 and 11.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein (it being agreed that the Borrowers will be deemed to have satisfied their obligations with respect to payments referred to in this proviso if they shall make such payments to the persons entitled thereto in accordance with instructions provided by the Administrative Agent; the Administrative Agent agrees to provide such instructions upon request, and no Borrower will be deemed to have failed to make such a payment if it shall transfer such payment to an improper account or address as a result of the failure of the Administrative Agent to provide proper instructions). The Administrative Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly following receipt thereof at the appropriate lending office or other address specified by such Lender or other Person. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. Any amount payable by the Administrative Agent to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euro.

(b) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on Multicurrency Revolving Loans, Yen Enabled Revolving Loans or Singapore Dollar Enabled Revolving Loans due and payable to such Lender resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Multicurrency Revolving Loans, Yen Enabled Revolving Loans, Singapore Dollar Enabled Revolving Loans and accrued interest thereon due and payable to such Lender than the proportion of such payments due and payable to all Lenders in the applicable Tranche, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Multicurrency Revolving Loans, Yen Enabled Revolving Loans and Singapore Dollar Enabled Revolving Loans of all such other Lenders in such Tranche to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders in such Tranche ratably in accordance with the aggregate amount of their respective Multicurrency Revolving Loans, Yen Enabled Revolving Loans, Singapore Dollar Enabled Revolving Loans and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or in connection with an Incremental Increase) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the relevant Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the relevant Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the applicable Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) Subject to each Lender’s obligations under Section 2.17(f), each Lender may make any Loan to a Borrower through any lending office; provided that the exercise of this option shall not affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement. If any Lender requests compensation under Sections 2.15(a) through (d), or with respect to Section 2.15(e), gives a notice thereunder, or if any Borrower is required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future (or eliminate the need for the notice pursuant to Section 2.15(e)) and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable, direct, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15(a) through (d), or if any Loan Party is required to indemnify or pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, and in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.19(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section

11.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 and 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Company, (iii) the Company shall have paid (or caused to be paid) the assignment fee specified in Section 11.04, (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter, (v) such assignment does not conflict with Applicable Laws, (vi) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, (vii) in the case of any such assignment of a Yen Enabled Commitment, such assignee shall be able to provide Yen Enabled Revolving Loans denominated in Yen and (viii) in the case of any such assignment of a Singapore Dollar Enabled Commitment, such assignee shall be able to provide Singapore Dollar Enabled Revolving Loans denominated in Singapore Dollars. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20 Designation of US Borrowers, Swiss Borrowers, Japanese Borrowers, Singapore Borrowers and Additional Foreign Borrowers. (a) The Company may at any time and from time to time designate any US Subsidiary (in addition to the US Subsidiaries which are US Borrowers as of the Effective Date) as a US Borrower, any Swiss Subsidiary as a Swiss Borrower, any Japanese Subsidiary as a Japanese Borrower, any Singapore Subsidiary as a Singapore Borrower or, solely to the extent approved in writing by each of the Administrative Agent and all Lenders, any other Foreign Subsidiary as an Additional Foreign Borrower, by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery of such Borrowing Subsidiary Agreement and such other documents and certificates required by Section 4.03(b), such Subsidiary shall for all purposes of this Agreement shall be a US Borrower, a Swiss Borrower, a Japanese Borrower, a Singapore Borrower or, solely to the extent approved in writing by each of the Administrative Agent and all Lenders, an Additional Foreign Borrower, as the case may be, and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a US Borrower, a Swiss Borrower, a Japanese Borrower, a Singapore Borrower or an Additional Foreign Borrower, as the case may be, and cease to be a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any US Borrower, Swiss Borrower, Japanese Borrower, Singapore Borrower or Additional Foreign Borrower at a time when any principal of or interest on any Loan to such US Borrower, Swiss Borrower, Japanese Borrower, Singapore Borrower or Additional Foreign Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such US Borrower, Swiss Borrower, Japanese Borrower, Singapore Borrower or Additional Foreign Borrower, as the case may be, to request or receive further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender.

(b) The Obligations of all Borrowers that are US Subsidiaries shall be several in nature. The Obligations of all Borrowers that are Foreign Subsidiaries shall be several in nature.

(c) Each Borrower hereby irrevocably appoints the Borrowing Agent as its agent for the purposes of giving and receipt of Borrowing Requests, Interest Election Requests and Prepayment Notices. Each Borrower hereby irrevocably appoints the Company as its agent for the purposes of giving and receipt of any other notices hereunder, service of process pursuant to Section 11.09(d) and the execution and delivery of all other documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by any Borrower acting singly, shall be valid and effective if given or taken only by the Borrowing Agent or the Company, as the case may be, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Borrowing Agent or the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to the Company and each Borrower.

SECTION 2.21 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released pro-rata in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall be entitled to receive a facility fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of the US Dollar Equivalent of the principal amount of the outstanding Revolving Committed Loans funded by it (and the Company shall not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Company and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Multicurrency Commitment Percentages, Yen Enabled Commitments or Singapore Dollar Enabled Commitments, as the case may be, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.22 Extension of Maturity Date.

(a) Requests for Extension. The Borrowing Agent may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 45 days prior to any anniversary of the Effective Date (each such anniversary being a “Modification Date”), request (such request, an “Extension Request”) that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date then in effect hereunder (the “Existing Maturity Date”).

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given within 30 days of such Lender’s receipt of the Extension Request from the Administrative Agent (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”)) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date (the “Response Deadline”) shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. Any election by a Lender to extend its then Existing Maturity Date shall be in regard to each Tranche with respect to which it has a Commitment.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrowing Agent of each Lender’s determination under this Section no later than the fifth Business Day after the Response Deadline.

(d) Additional Commitment Lenders. The Company shall have the right on or before each Modification Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more assignees (permitted pursuant to Section 11.04 and subject to the consents described therein) (each, an “Additional Commitment Lender”) as provided in Section 2.19 (with respect to Non-Consenting Lenders); provided that each of such Additional Commitment Lenders shall enter into an Assignment and Acceptance pursuant to which such Additional Commitment Lender shall, effective as of such Modification Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e) Minimum Extension Requirement.

(i) If (and only if) the total of the Multicurrency Revolving Committed Loans of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) plus the additional Multicurrency Commitments of the Additional Commitment Lenders equals more than 50% of the aggregate amount of the Multicurrency Commitments in effect immediately prior to the applicable Modification Date, then, effective as of such Modification Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. In the event of any such extension, the Multicurrency Revolving Committed Loans of each Non-Extending Lender that has not been replaced as provided in Section 2.22(d) shall terminate on the Existing Maturity Date in effect prior to any such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-Extending Lender shall become due and payable on such Existing Maturity Date and the total Multicurrency Revolving Committed Loans of the Lenders hereunder shall be reduced by the Multicurrency Revolving Committed Loans of the Non-Extending Lenders so terminated on such Existing Maturity Date.

(ii) If (and only if) the total of the Yen Enabled Commitments of the Yen Enabled Lenders that have agreed so to extend their Maturity Date (each, an “Yen Extending Lender”) plus the additional Yen Enabled Commitments of the Additional Commitment Lenders equals more than 50% of the aggregate amount of the Yen Enabled Commitments in effect immediately prior to the applicable Modification Date, then, effective as of such Modification Date, the Maturity Date of each Yen Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. In the event of any such extension, the Yen Enabled Commitments of each Non-Extending Lender that has not been replaced as provided in Section 2.22(d) shall terminate on the Existing Maturity Date in effect prior to any such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-Extending Lender shall become due and payable on such Existing Maturity Date and the total Yen Enabled Commitments of the Lenders hereunder shall be reduced by the Yen Enabled Commitments of the Non-Extending Lenders so terminated on such Existing Maturity Date.

(iii) If (and only if) the total of the Singapore Dollar Enabled Commitments of the Singapore Dollar Enabled Lenders that have agreed so to extend their Maturity Date (each, an “Singapore Dollar Extending Lender”) plus the additional Singapore Dollar Enabled Commitments of the Additional Commitment Lenders equals more than 50% of the aggregate amount of the Singapore Dollar Enabled Commitments in effect immediately prior to the applicable Modification Date, then, effective as of such Modification Date, the Maturity Date of each Singapore Dollar Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. In the event of any such extension, the Singapore Dollar Enabled Commitments of each Non-Extending Lender that has not been replaced as provided in Section 2.22(d) shall terminate on the Existing Maturity Date in effect prior to any such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-Extending Lender shall become due and payable on such Existing Maturity Date and the total Singapore Dollar Enabled Commitments of the Singapore Dollar Enabled Lenders hereunder shall be reduced by the Singapore Dollar Enabled Commitments of the Non-Extending Lenders so terminated on such Existing Maturity Date.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i) Each Borrower shall deliver to the Administrative Agent a certificate dated as of the applicable Modification Date signed by a Responsible Officer of each Borrower certifying:

(A) no Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(B) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such extension and after giving effect thereto (except that if a qualifier relating to materiality or material adverse change or a similar concept applies, such representation or warranty shall be required to be true and correct in all respects), other than representations which are given as of a particular date, in which case the representation shall be true and correct in all material respects (or with respect to representations and warranties modified by materiality statements, in all respects) as of that date; and

(C) attaching the resolutions adopted by each Borrower approving or consenting to such extension.

In addition, on the Maturity Date of each Non-Extending Lender, the Borrowers shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Loans ratable with any revised Multicurrency Commitment Percentage, Yen Enabled Commitment Percentage or Singapore Dollar Enabled Commitment Percentage of the respective Lenders effective as of such date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.18 or 11.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company and each other Borrower represents and warrants as follows:

SECTION 3.01 Corporate Existence and Standing. The Company and each Material Subsidiary is duly organized, validly existing and in good standing (to the extent such concept applies) under the laws of its jurisdiction of incorporation and has all requisite corporate or other organizational authority to conduct its business in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

SECTION 3.02 Authorization; No Violation. The Transactions are within each Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not contravene (i) any Loan Party’s charter, bylaws or other constitutive documents or (ii) any material law or any material contractual restriction binding on or affecting any Loan Party.

SECTION 3.03 Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Loan Parties of this Agreement or the other Loan Documents, except for any actions, notices or filings that have been completed or are immaterial.

SECTION 3.04 Validity. This Agreement is, and the other Loan Documents when delivered will be, the legal, valid and binding obligations of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, judicial management or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.05 Litigation. There is no pending or, to the best of the knowledge of the Borrowers, threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, (x) which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Company and the Subsidiaries, taken as a whole, or (y) which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.

SECTION 3.06 Financial Statements; No Material Adverse Change. (a) The consolidated balance sheets of the Company and its consolidated Subsidiaries at December 31, 2021 and March 31, 2022, and the related consolidated statements of income and stockholder’s equity for the fiscal year and the fiscal quarter, respectively, then ended, copies of which have been furnished to each Lender, present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries at December 31, 2021 and March 31, 2022, and the results of the operations and changes in financial position of the Company and its consolidated Subsidiaries for the fiscal year and the fiscal quarter, respectively, then ended, in conformity with GAAP consistently applied, subject, in the case of such quarterly financial statements, to normal year-end audit adjustments and to the absence of notes.

(b) As of the date hereof there has been, since December 31, 2021, no material adverse change in the business, operations or financial condition of the Company and the Subsidiaries, taken as a whole.

SECTION 3.07 Investment Company Act. The Company is not (i) an “investment company,” required to be registered under the Investment Company Act of 1940, as amended, (ii) a company “controlled” by an “investment company” which is registered under the Investment Company Act of 1940, as amended, or (iii) to the best knowledge of the Company, a company “controlled” by any other “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.08 Regulation U. Neither the Company nor any of the Subsidiaries is engaged in the business of purchasing or carrying margin stock. The value of the margin stock owned directly or indirectly by the Company or any Subsidiary which is subject to any arrangement hereunder is less than an amount equal to 25% of the value of all assets of the Company and/or such Subsidiary subject to such arrangement (as described in the definition of “Indirectly Secured” in Section 221.2 of Regulation U issued by the Board of Governors of the Federal Reserve System).

SECTION 3.09 Environmental Matters. The operations of the Company and each Material Subsidiary comply in all material respects with all Environmental Laws, the noncompliance with which would materially adversely affect the business of the Company or materially adversely affect the ability of the Company to obtain credit on commercially reasonable terms.

SECTION 3.10 Disclosure. None of the Confidential Information Memorandum (including any reports of the Company to the Securities and Exchange Commission included therein) or any other written information prepared and furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished, but excluding general economic, specific industry, or other forward-looking information, including projected financial information) taken as a whole, contains as of the date thereof (or, in the case of any such information that is not dated, the earliest date on which such information is furnished to the Administrative Agent or any Lender) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

SECTION 3.11 Covered Entity. No Loan Party is a Covered Entity.

SECTION 3.12 Solvency. As of the Initial Borrowing Date, after giving effect to the Borrowings hereunder on such date, (a) the fair value of the assets of the Company and the Subsidiaries, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Company and the Subsidiaries will be greater than the amount that will be required to pay the probable liability in respect of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and the Subsidiaries will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Company and the Subsidiaries will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted.

SECTION 3.13 Limitation of Debt from Lenders that are not Qualifying Banks. Each Swiss Borrower has Debt owing to no more than twenty (20) lenders that are not Qualifying Banks, including for the purpose of this Section 3.13 any such Debt owing to Affiliates of such Swiss Borrower.

SECTION 3.14 ERISA Compliance.

(a) Each Non-Pension Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws except to the extent each such plan could not be reasonably expected to have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Non-Pension Plan that could reasonably be expected to have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Non-Pension Plan that has resulted or could reasonably be expected to result in a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

(b) As of the date hereof, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has within the immediately preceding five years, sponsored, maintained or contributed to any Pension Plan.

SECTION 3.15 Representations as to Foreign Obligors. Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

SECTION 3.16 Anti-Social Groups, Relationships or Conduct. None of the Japanese Borrowers nor the Company is classified as an Anti-Social Group, has any Anti-Social Relationship, nor has engaged in Anti-Social Conduct, whether directly or indirectly through a third party.

SECTION 3.17 OFAC. No Borrower, nor any of their subsidiaries, nor, to the knowledge of any Borrower and its subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is (a) currently the subject of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, nor (c) is any Borrower or any subsidiary located, organized or resident in a Designated Jurisdiction.

SECTION 3.18 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Company and each US Borrower party hereto on the Effective Date is set forth on Schedule 3.18. The true and correct unique identification number of any Swiss Borrower, Japanese Borrower and Singapore Borrower party hereto on the Effective Date that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 3.18.

SECTION 3.19 Affected Financial Institutions. Neither the Company nor any Borrower is an Affected Financial Institution.

SECTION 3.20 Borrower ERISA Status. The Company represents and warrants as of the Effective Date that the Company and each Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

SECTION 3.21 Anti-Corruption. Each Borrower, each of its Subsidiaries and each of their respective directors, officers and employees and, to the knowledge of each Borrower, the agents of each Borrower and each of its Subsidiaries, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the UK Bribery Act 2010 and any other applicable anti-corruption law in other jurisdictions in which any Borrower is organized, in all material respects, except for such matters as previously disclosed to the Lenders prior to the Effective Date pursuant to the 10-Q filed by the Company on April 28, 2022. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws in other jurisdictions in which any Borrower is organized.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions has been satisfied (or waived in accordance with Section 11.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and any other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and any other Loan Document.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) O’Melveny & Myers LLP, special counsel for the Company, substantially in the form of Exhibit E-1, and (ii) an in-house counsel of the Company, substantially in the form of Exhibit E-2. Each Loan Party hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing (to the extent such concept applies) of the Loan Parties and the authorization of the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Company, confirming that all the conditions set forth in Section 4.01(f) and in subsections (a) and (b) of Section 4.02 have been satisfied.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent an invoice with respect thereto shall have been received by the Company not fewer than five Business Days (or such lesser number of days as the Company shall agree) prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or under any other Loan Document.

(f) The Company (i) shall have repaid (or concurrently with the Effective Date will be repaying) in full the principal of, and interest accrued on, all Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Effective Date, together with all other amounts accrued and unpaid thereunder and (ii) shall have paid (or concurrently with the Effective Date will be paying) all accrued and unpaid fees and expenses subject to payment or reimbursement under the Existing Credit Agreement and all commitments under the Existing Credit Agreement shall have terminated (or concurrently with the Effective Date are being terminated).

(g) (i) Upon the reasonable request of any Lender made at least five Business Days prior to the Effective Date, the Borrowers shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least two days prior to the Effective Date and (ii) at least two days prior to the Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests at least five Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Loan Party.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Without limiting the generality of the provisions of the third paragraph of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents (excluding, after the Effective Date, the representations and warranties set forth in Sections 3.05 and 3.06(b) of this Agreement) shall be true and correct in all material respects on and as of the date of such Borrowing (except that if a qualifier relating to materiality or material adverse change or a similar concept applies, such representation or warranty shall be required to be true and correct in all respects), other than representations which are given as of a particular date, in which case the representation shall be true and correct in all material respects (or with respect to representations and warranties modified by materiality statements, in all respects) as of that date; provided that for purposes of this Section 4.02, the representations and warranties contained in clause (a) of Section 3.06 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.07.

(b) At the time of and immediately after giving effect to such Borrowing and the application of the proceeds thereof, no Default shall have occurred and be continuing.

(c) In the case of a Borrowing to be denominated in a Designated Foreign Currency, Yen or Singapore Dollar, such currency remains an Eligible Currency.

(i) In the case of a Singapore Dollar Enabled Revolving Borrowing, there shall not have occurred either event set forth in Section 7.01(k)(i) or (k)(iii) without giving effect to the exception set forth therein of no Loans or other Obligations of a Singapore Borrower being outstanding.

(ii) In the case of a Yen Enabled Revolving Borrowing, there shall not have occurred the event set forth in Section 7.01(k)(ii) without giving effect to the exception set forth therein of no Loans or other Obligations of a Japanese Borrower being outstanding.

(d) In the case of a Borrowing to be denominated in Yen, no Exemption Event shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Company and each other Borrower on the date thereof as to the matters specified in subsections (a) and (b) and, to the extent applicable, subsections (c) and (d) of this Section.

SECTION 4.03 Initial Borrowing in Respect of each Borrower that is not a Borrower on the Effective Date. The obligation of each Lender to make Loans to each Borrower that is not a Borrower on the Effective Date is subject to the satisfaction of the following conditions on the date of the initial Borrowing in respect of such Borrower:

(a) The Administrative Agent (or its counsel) shall have received such Borrower’s Borrowing Subsidiary Agreement duly executed by all parties thereto.

(b) (i) The Administrative Agent shall have received such documents and certificates (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrower, the authorization of the Transactions insofar as they relate to such Borrower and any other legal matters relating to such Borrower, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, (ii) upon the reasonable request of any Lender, such Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case, at least ten Business Days prior to the date of such initial Borrowing and any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower, and (iii) in connection with the approval of any Additional Foreign Borrower by the Administrative Agent and the Lenders, an executed amendment to this Agreement effecting such additional or different terms hereof as shall be necessary, required or preferable in connection with such Subsidiary becoming an Additional Foreign Borrower.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Lenders that it will:

SECTION 5.01 Payment of Taxes, Etc. Pay and discharge, and cause each Material Subsidiary to pay and discharge (i) all Federal and other taxes, assessments and governmental charges or levies imposed upon it or upon its income, profit or property, and (ii) all lawful claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither the Company nor any Material Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and with respect to which the Company shall have established appropriate reserves in accordance with GAAP or where the failure to do so could not reasonably be expected to have a material adverse effect on the financial condition or operations of the Company and the Subsidiaries taken as a whole.

SECTION 5.02 Maintenance of Insurance. Maintain, and cause each Material Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by (or, as applicable, self-insure in a manner and to an extent not inconsistent with conventions observed by) companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Material Subsidiary operates.

SECTION 5.03 Preservation of Existence, Etc. Preserve and maintain, and cause each Material Subsidiary to preserve and maintain, its corporate, limited liability company or other organizational existence, rights (charter and statutory), and franchises, except as otherwise permitted by Section 6.04 or, in the case of any such rights and franchises, except to the extent that could not reasonably be expected to have a material adverse effect on the business or operations of the Company and the Subsidiaries taken as a whole.

SECTION 5.04 Compliance with Laws, Etc. Comply, and cause each Material Subsidiary to comply, with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws), noncompliance with which would materially adversely affect the financial condition or operations of the Company and the Subsidiaries taken as a whole.

SECTION 5.05 Keeping of Books. Keep, and cause each Material Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each Material Subsidiary in accordance with GAAP consistently applied.

SECTION 5.06 Inspection. Permit, and cause each Material Subsidiary to permit, the Administrative Agent, and its representatives and agents, to inspect any of the properties, corporate books and financial records of the Company and its Material Subsidiaries, to examine and make copies of the books of account and other financial records of the Company and its Material Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Material Subsidiaries with, and to be advised as to the same by, their respective officers or directors, at such reasonable times during normal business hours and intervals as the Administrative Agent may reasonably designate.

SECTION 5.07 Reporting Requirements. Furnish to the Administrative Agent in sufficient copies for distribution to each Lender:

(a) As soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and the consolidated Subsidiaries as of the end of such quarter and a consolidated statement of income and changes in financial position (or consolidated statement of cash flow, as the case may be) of the Company and the consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Company;

(b) As soon as available and in any event within 100 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and the consolidated Subsidiaries as of the end of such year and a consolidated statement of income and stockholder’s equity and changes in financial position of the Company and the consolidated Subsidiaries for such fiscal year and accompanied by a report of PricewaterhouseCoopers LLC, independent registered public accounting firm of the Company, or other independent public accountants of nationally recognized standing, on the results of their examination of the consolidated annual financial statements of the Company and the consolidated Subsidiaries, which report shall be unqualified or shall be otherwise reasonably acceptable to the Required Lenders; provided that such report may set forth qualifications to the extent such qualifications pertain solely to changes in GAAP from earlier accounting periods, the implementation of which changes (with the concurrence of such accountants) is reflected in the financial statements accompanying such report;

(c) Promptly after the sending or filing thereof, copies of all reports which the Company files with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (other than pursuant to Rule 14a-12, as amended), including, without limitation, all such reports that disclose material litigation pending against the Company or any Material Subsidiary or any material noncompliance with any Environmental Law on the part of the Company or any Material Subsidiary;

(d) Together with the financial statements required pursuant to clauses (a) and (b) above, a certificate signed by a Responsible Officer of the Company (A) stating that no Default exists or, if any does exist, stating the nature and status thereof and describing the action the Company proposes to take with respect thereto and (B) demonstrating, in reasonable detail, the calculations used by such officer to determine compliance with the financial covenant contained in Section 6.07;

(e) As soon as possible, and in any event within five Business Days after the Company shall become aware of the occurrence of each Default, which Default is continuing on the date of such statement, a statement of a Responsible Officer of the Company setting forth details of such Default or event and the action which the Company proposes to take with respect thereto;

(f) Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(g) From time to time, such other information as to the business and financial condition of the Company and the Subsidiaries and their compliance with the Loan Documents as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.

Documents required to be delivered pursuant to Section 5.07(a), (b) or (c) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.01; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, such Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”

(h) As soon as possible, and in any event within ten Business Days of the occurrence of any ERISA Event.

SECTION 5.08 Use of Proceeds. Use the proceeds of Borrowings hereunder for the purposes referred to in the recitals to this Agreement, and not for any purpose that would entail a violation of any Applicable Law or regulation (including, without limitation, Regulations U and X of the Board). With respect to any Borrowing the proceeds of which shall be used to purchase or carry margin stock, the applicable Borrower shall include in the Borrowing Request for such Borrowing such information as shall enable the Lenders and the Borrowers to determine that they are in compliance with such Regulations U and X.

SECTION 5.09 Limitation of Debt From Lenders That Are Not Qualifying Banks. Each Swiss Borrower shall have Debt owing to no more than twenty (20) lenders that are not Qualifying Banks, including for the purposes of this Section 5.09 any such Debt owing to Affiliates of such Swiss Borrower.

SECTION 5.10 Anti-Social Group. The Japanese Borrowers shall promptly provide to the Administrative Agent such documents or information pertaining to the Japanese Borrowers and within the possession of the Japanese Borrowers (including, without limitation, registered or principal office, residential address, formal name, birth date) as the Administrative Agent shall reasonably request for the purposes of screening to identify Anti-Social Conduct, Anti-Social Groups and other matters by the Administrative Agent.

SECTION 5.11 Anti-Corruption Laws. Conduct its businesses in compliance with the FCPA, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions in which any Borrower is organized and maintain in effect policies and procedures designed to promote and achieve compliance by each Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws in other jurisdictions in which any Borrower is organized.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each Borrower covenants and agrees with the Lenders that it will not:

SECTION 6.01 Subsidiary Debt. Permit any Material Subsidiary to create, incur, assume or permit to exist any Debt, except:

(a) Debt created under the Loan Documents;

(b) Debt existing on the date hereof or advanced pursuant to commitments in effect on the date hereof and, to the extent that any such Debt, including any such commitments, is in excess of $10,000,000, set forth in Schedule 6.01 and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof permitted as of the date hereof;

(c) Debt to the Company or any other Subsidiary;

(d) Debt in respect of performance and surety, bid, indemnity, stay, customs, appeal and performance bonds and performance and completion guarantees, obligations in respect of letters of credit or bank guarantees, warehouse receipts or other similar instruments, in each case in the ordinary course of business, including without limitation, to conduct business or in respect of workers compensation claims, health, disability or other employee benefits or property, casualty, liability or unemployment insurance or self-insurance, other social security laws or regulations or to comply with laws;

(e) Debt on property described in Section 6.02(p); provided that such Debt shall not either (i) have been created in anticipation of the related amalgamation, merger, consolidation, sale, lease or other disposition or in contemplation of such acquisition or (ii) at any time exceed an aggregate outstanding principal amount equal to $1,000,000,000;

(f) Debt of any Receivables Subsidiary; provided that such Debt shall not at any time exceed an aggregate outstanding principal amount equal to $600,000,000;

(g) Debt on property described in Section 6.02(t); provided that such Debt shall not at any time exceed an aggregate outstanding principal amount equal to $350,000,000; and

(h) Debt in respect of capital leases, Synthetic Lease Obligations and purchase money obligations or similar obligations for the acquisition, construction or improvement of fixed or capital assets within the limitations set forth in Section 6.02(v); provided, however, that the aggregate principal amount of all such Debt at any one time outstanding shall not exceed $350,000,000;

(i) (i) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (ii) Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; and (iii) Debt in respect of credit cards and credit accounts of the Company or any Subsidiary in the ordinary course of business;

(j) guaranties in the ordinary course of business, including in respect of the obligations of suppliers, customers, franchisees and licensees of the Company or any Subsidiary;

(k) debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within sixty (60) Business Days of incurrence;

(l) Debt in respect of (i) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, customs, Taxes and other similar tax guarantees, in each case incurred in the ordinary course of business and not in connection with the borrowing of money and (ii) any customary cash management, cash pooling or netting or setting-off arrangements incurred in the ordinary course of business;

(m) Debt representing deferred compensation to employees of any Material Subsidiary;

(n) Debt that may be deemed to exist in connection with agreements providing for indemnification, deferred purchase price obligations or other purchase price adjustments and similar obligations in connection with acquisitions or sales of assets and/or businesses; and

(o) other Debt; provided that the Designated Amount does not at any time exceed the greater of (i) 15% of Consolidated Tangible Assets and (ii) $1,000,000,000.

SECTION 6.02 Liens, Etc. Suffer to exist, create, assume or incur, or permit any Material Subsidiary to suffer to exist, create, assume or incur, any Security Interest, or assign, or permit any Material Subsidiary to assign, any right to receive income, in each case to secure Debt or any other obligation or liability, other than:

(a) any Security Interest to secure Debt or any other obligation or liability of any Material Subsidiary to the Company;

(b) mechanics’, materialmen’s, carriers’, warehousemen’s, workmen’s repairmen’s or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not overdue for a period of more than sixty (60) days or, if overdue for a period of more than sixty (60) days, which are being contested in good faith and for which reasonable reserves have been established;

(c) any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license;

(d) Security Interests for taxes, assessments or governmental charges or levies not delinquent for a period of more than sixty (60) days or Security Interests for taxes, assessments or governmental charges or levies already delinquent for a period of more than sixty (60) days but the validity of which is being contested in good faith and for which reasonable reserves have been established;

(e) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, no Event of Default has occurred and is continuing pursuant to clause (h) of Section 7.01 hereof;

(f) Security Interests in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(g) (i) Security Interests incurred or pledges or deposits made in the ordinary course of business, under to secure obligations under workers’ compensation, unemployment insurance and other social security laws or regulations or letters of credit or guaranties in request thereof; (ii) deposits securing liability for premiums to insurance carriers under insurance or self-insurance arrangements in respect of such obligations; and (iii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(h) to the extent constituting a security interest, Security Interests arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction not prohibited under this Agreement;

(i) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business and Security Interests arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Material Subsidiaries in the ordinary course of business;

(j) Security Interests that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Debt (other than as described in clause (a) of the definition thereof), (ii) relating to pooled deposit, sweep accounts, reserve accounts or similar accounts of the Company or a Material Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or a Material Subsidiary, (iii) relating to purchase orders and other agreements entered into with customers, suppliers or services providers of the Company or a Material Subsidiary in the ordinary course of business or (iv) relating to the credit cards and credit accounts of the Company or a Material Subsidiary in the ordinary course of business

(k) landlords’ liens on fixtures and other property located on premises leased by the Company or a Material Subsidiary in the ordinary course of business;

(l) Security Interests arising in connection with contracts and subcontracts with or made at the request of the United States of America, any state thereof, or any department, agency or instrumentality of the United States of America or any state thereof or other Governmental Authority for obligations not yet delinquent;

(m) any Security Interest arising by reason of deposits to qualify the Company or a Material Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws;

(n) any purchase money Security Interest claimed by sellers of goods on ordinary trade terms provided that no financing statement has been filed to perfect such Security Interest;

(o) any Security Interest existing as of the date hereof and set forth on Schedule 6.02, and the extension thereof to additions, extensions, or improvements to the property subject to the Security Interest which does not arise as a result of borrowing money or the securing of Debt or other obligation or liability created, assumed or incurred after such date;

(p) Security Interests on (i) property of a corporation or other Person existing at the time such corporation or Person is amalgamated, merged or consolidated with the Company or any Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or other Person as an entirety (or the properties of a corporation or other Person comprising a product line or line of business, as an entirety) or substantially as an entirety to the Company or a Subsidiary; or (ii) property comprising machinery, equipment, real property or other property acquired by the Company or any of its Material Subsidiaries, which Security Interests shall have existed at the time of such acquisition and secure obligations assumed by the Company or such Material Subsidiary in connection with such acquisition; provided that the Debt or other obligations or liabilities secured by Security Interests of the type described in this subsection (p) shall not either (i) have been created in anticipation of such amalgamation, merger, consolidation, sale, lease or other disposition or in contemplation of such acquisition or (ii) at any time exceed an aggregate amount equal to $1,000,000,000;

(q) Security Interests arising in connection with the sale, assignment or other transfer by the Company or any Material Subsidiary of accounts receivable, lease receivables or other payment obligations (any of the foregoing being a “Receivable”) owing to the Company or such Material Subsidiary or any interest in any of the foregoing (together in each case with any collections and other proceeds thereof and any collateral, guarantees or other property or claims in favor of the Company or such Material Subsidiary supporting or securing payment by the obligor thereon of any such Receivables), in each case whether such sale, assignment or other transfer constitutes a “true sale” or a secured financing for accounting, tax or any other purpose; provided that either (i) such sale, assignment or other transfer shall have been made as part of a sale of the business out of which the applicable Receivables arose, (ii) such sale, assignment or other transfer is made in the ordinary course of business and is for the purpose of collection only, (iii) such sale, assignment or other transfer is made in connection with an agreement on the part of the assignee thereof to render performance under the contract that has given rise to such Receivable, or (iv) in the case of any other sale, assignment or transfer, such sale, assignment or transfer is to a Receivables Subsidiary in compliance with Section 6.01(f);

(r) Security Interests securing non-recourse obligations in connection with leveraged or single-investor lease transactions;

(s) Security Interests securing the performance of any contract or undertaking made in the ordinary course of business (as such business is currently conducted) other than for the payment of Debt;

(t) any Security Interest granted by the Company or any Material Subsidiary securing Debt permitted under Section 6.01(g); provided, that (i) the property of such Material Subsidiary which is subject to such Security Interest is a parcel of real property, a manufacturing plant, manufacturing equipment, a warehouse, or an office building acquired, constructed, developed, improved or owned by the Company or by such Material Subsidiary, and (ii) such Security Interest is created prior to or contemporaneously with, or within 180 days after (x) in the case of acquisition of such property, the completion of such acquisition and (y) in the case of the construction, development or improvement of such property, the later to occur of the completion of such construction, development or improvement or the commencement of operations, use or commercial production (exclusive of test and start-up periods) of such property, and such Security Interest secures or provides for the payment of all or any part of the acquisition cost of such property or the cost of construction, development or improvement thereof, as the case may be;

(u) any Security Interest in deposits or cash equivalent investments pledged with a financial institution for the sole purpose of implementing a hedging or financing arrangement commonly known as a “back-to-back” loan arrangement, provided in each case that neither the assets subject to such Security Interest nor the Debt incurred in connection therewith are reflected on the consolidated balance sheet of the Company;

(v) any Security Interest securing Debt permitted under Section 6.01(h); provided that such Security Interests do not at any time encumber any property other than the property financed by such Debt, except for replacements, additions and accessions to the property that are affixed or incorporated into the property covered by such Lien or financed with the proceeds of such Debt and the proceeds and the products thereof and individual financings or leases of equipment or other property provided by one lender or lessor may be cross collateralized to other financings of equipment or other property provided by such lender or lessor; or

(w) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection (or comparable foreign liens); (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within he general parameters customary in the banking industry; and (iv) incurred in connection with a cash management program established in the ordinary course of business;

(x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y) licenses, leases or subleases granted to third parties or the Company or any Material Subsidiary in the ordinary course of business which, individually or in the aggregate, taken as a whole, do not materially interfere with the business of the Company and its Material Subsidiaries;

(z) Liens securing judgments not constituting an Event of Default under clause (h) of Section 7.01 hereof or securing appeal or other surety bonds related to such judgments;

(aa) Security Interests on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(bb) (i) easements, zoning restrictions, rights-of-way, restrictions, encroachments and other similar encumbrances and title defects affecting real property that, in any such case, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and its Material Subsidiaries; (ii) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Company and its Material Subsidiaries; or

(cc) any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Debt or any other obligation or liability secured by any Security Interest referred to in the foregoing subsections (a) through (bb), provided that the principal amount of Debt or any other obligation or liability secured by such Security Interest shall not exceed the principal amount outstanding immediately prior to such extension, renewal or refunding, together with any accrued interest and fees thereon, and that the Security Interest securing such Debt or other obligation or liability shall be limited to the property which, immediately prior to such extension, renewal or refunding secured such Debt or other obligation or liability and replacement, additions and accessions to such property; and provided further that the principal amount of Debt or any other obligation or liability secured by such Security Interest shall continue to be taken into account for purposes of computing the amount of Debt or any other obligation or liability that may be secured under any applicable basket provided for in the foregoing subsections (a) through (bb).

Notwithstanding the foregoing provisions of this Section, the Company and the Material Subsidiaries may, at any time, suffer to exist, issue, incur, assume and guarantee Secured Debt (in addition to Secured Debt permitted to be secured under the foregoing subsections (a) through (w)); provided that the Designated Amount does not at any time exceed the greater of (i) 15% of Consolidated Tangible Assets and (ii) $1,000,000,000.

SECTION 6.03 Anti-Social Group. (a) Become a member of an Anti-Social Group, (b) have any Anti-Social Relationship, (c) engage in any Anti-Social Conduct, whether directly or indirectly through a third party or (d) make any claim against the Administrative Agent or any Lender for any damages or losses suffered or incurred as a result of the Administrative Agent or any Lender exercising its rights under this Agreement as a result of any breach of this Section 6.03 or any misrepresentation in connection with Section 3.16.

SECTION 6.04 Merger, Etc. (a) Permit the Company to merge or consolidate with or into, or Transfer Assets to, any Person, except that the Company may (i) merge or consolidate with any US Corporation, including any Subsidiary that is a US Corporation, and (ii) Transfer Assets to any Subsidiary which is a US Corporation; provided, in each case described in clause (i) and (ii) above, that (A) immediately after giving effect to such transaction, no Default shall have occurred and be continuing and (B) in the case of any merger or consolidation to which the Company shall be a party, the survivor of such merger or consolidation shall be the Company.

(b) Permit any Material Subsidiary to amalgamate, merge or consolidate with or into, or Transfer Assets to, any Person unless (i) immediately after giving effect to such transaction, no Default shall have occurred and be continuing and (ii) in the case of any amalgamation, merger or consolidation to which a Borrower shall be a party, the survivor of such amalgamation, merger or consolidation shall be a Borrower.

(c) Notwithstanding the foregoing provisions of this Section 6.04 (other than the restrictions of subsection (a) above on the ability of the Company to Transfer Assets), the Company may sell, transfer or otherwise dispose of all or substantially all of the capital stock or other equity interests, or the assets of, any Material Subsidiary (other than any Borrower), and any Material Subsidiary may amalgamate, merge or consolidate with or into, or Transfer Assets to, any Person; provided, that, in each case, either (A)(i) both before and immediately after giving effect to such transaction, no Default shall have occurred and be continuing and (ii) such transaction shall be at fair value on an arm’s-length basis, or (B) such Person is the Company or a wholly owned Subsidiary of the Company.

SECTION 6.05 Change in Business. Permit the Company and its Material Subsidiaries to engage to any material extent taken as a whole in any business other than the medical devices, supplies and services businesses and other businesses engaged in by the Company and its Material Subsidiaries as of the Effective Date, it being understood that this Section 6.05 shall not prohibit the Company or its Material Subsidiaries from conducting any business or business activities incidental or related to the business of the Company and its Subsidiaries as carried on as of the Effective Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 6.06 Certain Restrictive Agreements. Permit the Company or any Material Subsidiary to enter into any contract or other agreement that would limit the ability of any Material Subsidiary to pay dividends or make loans or advances to, or to repay loans or advances from, the Company or any other Subsidiary (other than any Unrestricted Subsidiary (as defined below)); provided that nothing in this Section shall prohibit (a) covenants or agreements entered into in connection with the incurrence of secured Debt permitted hereunder that restrict the transfer of collateral securing such Debt, (b) agreements entered into in connection with sales of Receivables that govern the application of proceeds of sold Receivables, (c) any note purchase agreement, indenture or similar agreement providing for the issuance of senior, unsecured notes by the Company solely to the extent that (x) such note purchase agreement, indenture or similar agreement does not contain restrictions similar to those contained in this Section 6.06 that are more restrictive in any material respect than the restrictions set forth in this Section 6.06; provided that, in any event such note purchase agreement, indenture or similar agreement shall permit the payment of the Obligations and the right to obtain guaranties as provided for herein and (y) at the time of entering into any such note purchase agreement, indenture or similar agreement, no Event of Default has occurred and is continuing or would result therefrom, (d) any agreement refinancing any Debt under any agreement described in the foregoing clause (c) (but without any expansion of the scope of the applicable covenants and events of default (however defined)), (e) restrictions or conditions imposed by any agreement relating to liens permitted by this Agreement but solely to the extent that such restrictions or conditions apply only to the property or assets subject to such permitted lien, (f) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture, (g) any agreement or arrangement already binding on a Subsidiary when it is acquired so long as such agreement or arrangement was not created in anticipation of such acquisition, (h) any restrictions with respect to a Material Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the capital stock or assets of such Material Subsidiary, (i) customary provisions in leases, licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof, (j) customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements, (k) restrictions pursuant to Applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit, (l) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, or (m) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.

For purposes of this Section 6.06, “Unrestricted Subsidiary” shall mean any Subsidiary of the Company which is designated as and meets the requirements of an “Unrestricted Subsidiary” (or similar term) under a note purchase agreement, indenture or similar agreement which provides for the issuance of senior, unsecured notes by the Company; provided that, in no event shall any Loan Party (or any Subsidiary which is a guarantor of the obligations under any such note purchase agreement, indenture or similar agreement) be considered an “Unrestricted Subsidiary.”

SECTION 6.07 Leverage Ratio. Permit the Leverage Ratio as of the last day of any fiscal quarter to exceed (a) prior to the date a Qualified Acquisition is consummated, 3.50:1.00 or (b) on or after the date a Qualified Acquisition is consummated, the ratio set forth below opposite the applicable fiscal quarter:

Fiscal Quarter Ended	Maximum Leverage Ratio

On or after the date of the consummation of a Qualified Acquisition through the last day of the second full consecutive fiscal quarter of the Company after the consummation of such Qualified Acquisition	4.50 : 1.00

On the last day of the third full consecutive fiscal quarter after the consummation of such Qualified Acquisition	4.25 : 1.00

On the last day of the fourth full consecutive fiscal quarter after the consummation of such Qualified Acquisition	4.00 : 1.00

On the last day of the fifth full consecutive fiscal quarter after the consummation of such Qualified Acquisition	3.75 : 1.00

At all times thereafter	3.50 : 1.00

SECTION 6.08 Sanctions. Directly or, to such Borrower’s knowledge, indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity who is restricted by Sanctions, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) who is restricted by Sanctions, of Sanctions.

SECTION 6.09 Anti-Corruption Laws. Directly or, to such Borrower’s knowledge, indirectly use the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions in which any Borrower is organized.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Any Borrower shall fail to (i) pay any interest or fee due hereunder and such default continues for five days, or (ii) pay any amount of principal of any Loan when due hereunder; or

(b) Any representation or warranty made or deemed made by the Company or any other Loan Party (or any of their respective officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) The Company or any Material Subsidiary shall fail to maintain its corporate, limited liability company or organizational existence as required by Section 5.03, or the Company or any Material Subsidiary shall fail to perform or observe any term, covenant or agreement contained in Article VI (other than Section 6.02 insofar as such failure results from a nonconsensual Security Interest) of this Agreement on its part to be performed or observed; or

(d) The Company or any Material Subsidiary shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed (other than those failures or breaches referred to in subsections (a), (b) and (c) above) and any such failure shall remain unremedied for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender; or

(e) Either (i) the Company or any Material Subsidiary shall fail to pay any amount of principal of, interest on or premium with respect to, any Debt (other than the Loans) of the Company or such Subsidiary outstanding under one or more instruments or agreements when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) and such Debt shall be in an aggregate principal amount not less than $200,000,000 and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist with respect to any Debt (other than the Loans) of the Company or such Subsidiary outstanding under one or more instruments or agreements if the effect of such event or condition is (or will after the lapse of any grace period be) to cause, or to permit the holder or holders of such debt (or any trustee or agent on their behalf) to cause, such Debt to become due, or to require such Debt to be prepaid (other than by a scheduled prepayment), prior to the stated maturity thereof and such Debt shall be in an aggregate principal amount not less than $200,000,000 and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

(f) The Company or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or

(g) The Company or any Material Subsidiary shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or such Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, judicial management, adjustment, protection, relief, or composition of it or its debt under any law relating to bankruptcy, insolvency, judicial management or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Company or any such Material Subsidiary shall take corporate action to authorize any of the actions set forth above in this subsection (g); provided that, in the case of any such proceeding filed or commenced against the Company or any Material Subsidiary, such event shall not constitute an “Event of Default” hereunder unless either (i) the same shall have remained undismissed or unstayed for a period of 60 days, (ii) an order for relief shall have been entered against the Company or such Material Subsidiary under the federal bankruptcy laws or other Applicable Laws as now or hereafter in effect or (iii) the Company or such Material Subsidiary shall have taken corporate action consenting to, approving or acquiescing in the commencement or maintenance of such proceeding; or

(h) Any judgment or order for the payment of money shall be rendered against the Company or any Material Subsidiary and (i) either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall not have ceased within five (5) Business Days or (B) there shall be any period of 30 consecutive days, in the case of a judgment or order rendered or entered by a court, during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment or order has been discharged or otherwise satisfied; provided, however, that any such judgment or order shall not be an Event of Default hereunder if and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and an independent third-party insurer covering payment thereof and (y) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order, and (ii) the amount of such judgment or order, when aggregated with the amount of all other such judgments and orders described in this subsection (h), shall exceed $200,000,000;

(i) a Change in Control shall have occurred;

(j) the occurrence of an event or events described in clauses (i), (ii), or (iii) of this clause (j), which either individually or taken in the aggregate would reasonably be expected to result in a material adverse effect to the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole: (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan or the PBGC; (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iii) the Company or any ERISA Affiliate incurs any liability, whether under ERISA, the Code or other Applicable Law for any failure to comply with Applicable Law, with respect to or in connection with any Non-Pension Plan;

(k) (i) except to the extent that no Loans or other Obligations of such Singapore Borrower are outstanding, a moratorium takes effect by operation of law or is declared in respect of any indebtedness of any Subsidiary which is a Singapore Borrower (if a moratorium occurs or is declared, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.), (ii) except to the extent that no Loans or other Obligations of such Japanese Borrower are outstanding, any bank, clearinghouse or Densai.net Co., Ltd. takes procedures for the suspension of any transactions of any Subsidiary which is a Japanese Borrower with banks or similar financial institutions, or (iii) except to the extent that no Loans or other Obligations of such Singapore Borrower are outstanding, any Subsidiary that is a Singapore Borrower is or will be unable or admits inability or is presumed or deemed to be unable to pay its debts as they fall due; or

(l) any Singapore Borrower is declared by the Minister of Finance to be a company to which Part IX of the Companies Act, Chapter 50 of Singapore applies;

then, in any such event (but in regards to clause (k) or (l) above, only if at the time of occurrence thereof, the Singapore Borrower or the Japanese Borrower is a Material Subsidiary pursuant to clause (c) of the definition thereof), but subject to the next following sentences, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, (i) declare the obligation of each Lender to make Loans hereunder to be terminated, whereupon the same shall forthwith terminate and/or (ii) declare the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers. In the event of the occurrence of an Event of Default under clause (f) or (g) of this Section 7.01, (A) the obligation of each Lender to make Loans shall automatically be terminated and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower. In the event of the occurrence of an Event of Default under clause (k)(i), (k)(iii) or (l) of this Section 7.01, (A) the obligation of each Singapore Dollar Enabled Lender to make Singapore Dollar Enabled Revolving Loans shall automatically be terminated and (B) the Singapore Dollar Enabled Revolving Loans, all such interest thereon and all such amounts in respect therewith shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Singapore Borrower. In the event of the occurrence of an Event of Default under clause (k)(ii) of this Section 7.01, (A) the obligation of each Yen Enabled Lender to make Yen Enabled Revolving Loans shall automatically be terminated and (B) the Yen Enabled Revolving Loans, all such interest thereon and all such amounts in respect therewith shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Japanese Borrower.

SECTION 7.02 Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.21, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Lender Swap Obligations, ratably among the Lenders and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by law.

Notwithstanding the foregoing, Lender Swap Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank. Each Hedge Bank not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VII hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

In order to expedite the transactions contemplated by this Agreement, the Person named in the heading of this Agreement is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders, each assignee of any Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the

Administrative Agent, the Lenders, and no Borrower shall have rights as a third party beneficiary of any of such provisions. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent and without any duty to account therefor to the Lenders.

The Administrative Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, as applicable, (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; (c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained by or in the possession of, the Administrative Agent, the Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein; (d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7.01 or Section 11.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by a Borrower or a Lender; and (e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

The Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. With effect from the Resignation Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts owed to the retiring or removed Administrative Agent pursuant to any of the Loan Documents, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.17(g)(ii) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent pursuant to any of the Loan Documents), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while it was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any such capacity hereunder or under the other Loan Documents, including, without limitation, in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Each Lender hereby acknowledges that no Syndication Agent, Joint Lead Arranger, Joint Bookrunner or Co-Documentation Agent has any rights, duties or liability hereunder other than in its capacity as a Lender.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding and to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 11.03.

ARTICLE IX

COLLECTION ALLOCATION MECHANISM

On the CAM Exchange Date, (a) the Commitments shall automatically and without further act be terminated as provided in Section 7.01, (b) the principal amount of each Loan denominated in a Designated Foreign Currency, Yen or Singapore Dollar shall automatically and without further action required, be converted into US Dollars determined using the Exchange Rates calculated as of the CAM Exchange Date, equal to the US Dollar Equivalent of such amount and on and after such date all amounts accruing and owed to any Lender in respect of such Loans shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder and (c) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Specified Obligations such that, in lieu of the interests of each Lender in the particular Specified Obligations that it shall own as of such date and prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Specified Obligation. Each Lender, each person acquiring a participation from any Lender as contemplated by Section 11.04 and each Borrower hereby consents and agrees to the CAM Exchange. Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of any Specified Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.

ARTICLE X

GUARANTEE

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations (other than Excluded Swap Obligations) of such other Borrowers and the Lender Swap Obligations of such other Borrower and its Subsidiaries (collectively, the “Guaranteed Obligations”). The Company further agrees that the due and punctual payment of such Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Guaranteed Obligation. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Company or any other Borrower under any Debtor Relief Laws to the extent permitted by Applicable Law.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Guaranteed Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Guaranteed Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or other agreement; (d) any default, failure or delay, wilful or otherwise, in the performance of any of the Guaranteed Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or applicable Lender in cash an amount equal to the unpaid principal amount of such Guaranteed Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Guaranteed Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Guaranteed Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Company shall make payment of such Guaranteed Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent and each Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Guaranteed Obligations owed by such Borrower to the Administrative Agent and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Guaranteed Obligations.

Notwithstanding anything to the contrary herein, the provisions of this Article X shall apply only to the guarantee obligations of the Company under this Article X (and each reference in this Article X to “hereunder” shall mean under this Article X).

Each Loan Party that is a Qualified ECP Guarantor at the time the guaranty, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Guaranteed Obligations have been paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Company, any US Borrower or the Administrative Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.01);

(ii) if to a Foreign Obligor, to (a) the Borrowing Agent on its behalf in respect of such notices and communications set forth in Section 2.20(a), and otherwise (b) the Company, including in respect of service of process pursuant to Section 11.09(d); and

(iii) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice or other communication is not posted during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF

THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Each of the Borrowers and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.

(e) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices Borrowing Requests and Interest Election Requests) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 11.02 No Waiver; Cumulative Remedies; Enforcement; Waivers and Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the

Administrative Agent; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.18), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby, provided however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or fees in accordance with Section 2.13(e) at the Default Rate or (B) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder, (iii) postpone the date of any scheduled payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) amend Section 2.18(b) or 7.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender (it being understood that the addition of new tranches of loans or commitments that may be extended under this Agreement shall not be deemed to alter such pro rata sharing of payments), (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (except, in each case, to provide for new tranches of loans or commitments that may be extended under this Agreement), (vi) release the Company from, or limit or condition, its obligations under Article X, without the written consent of each Lender, (vii) change any provisions of Article IX without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those of Lenders holding Loans of any other Class without the written consent of the Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class (the “Class Required Lenders”), (ix) amend Section 1.08 or the definition of “Designated Foreign Currency” without the written consent of each Lender directly affected thereby, or (x) subordinate, or have the effect of subordinating, the Obligations hereunder in right of payment to any other Debt or other obligation, without the written consent of each Lender directly affected thereby (it being understood that permitting the incurrence of additional senior secured or unsecured Debt by the Loan Parties does not constitute subordinating or having the effect of subordinating the Obligations to such Debt); provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of (1) the Multicurrency Lenders (but not the Yen Enabled Lenders or the Singapore Dollar Enabled Lenders), (2) the Yen Enabled Lenders (but not the Multicurrency Lenders or the Singapore Dollar Enabled Lenders) or (3) the Singapore Dollar Enabled Lenders (but not the Multicurrency Lenders or the Yen Enabled Lenders), in each case may be effected by an agreement or agreements in writing entered into by the Company and the applicable Class Required Lenders.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the Company and the Lenders affected thereby to amend the definition of “Designated Foreign Currency” or “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” or Section 1.08 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.08.

Notwithstanding anything to the contrary herein, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including amendments to this Section 11.02) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of any amendment which extends the Maturity Date for such Lenders that have approved such extension of the Maturity Date for any Tranche with respect to fewer than all of the Lenders.

Notwithstanding anything to the contrary herein, if following the Effective Date, the Administrative Agent and the Borrowers shall have jointly identified an inconsistency, error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof. If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrowers may replace such Non-Consenting Lender in accordance with Section 2.19; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

SECTION 11.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent and BofA Securities, Inc., up to one local and regulatory counsel in each applicable local jurisdiction in which such local or regulatory counsel is reasonably determined to be necessary by the Administrative Agent and one or more additional counsel if one or more conflicts of interest, or perceived conflicts of interest, arise, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel, for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Without limiting the provisions of Section 2.17(c), this Section 11.03(a) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements arising from any non-Tax claim.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, liabilities, reasonable out-of-pocket costs or expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) any transaction or proposed transaction (whether or not consummated) in which any proceeds of any borrowing hereunder are applied or proposed to be applied, directly or indirectly, by the Company or any Subsidiary, or (ii) the execution, delivery or performance by the Company and the Subsidiaries of the Loan Documents, or any actions or omissions of the Company or any Subsidiary in connection therewith (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 2.17); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, liabilities, costs or expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any of their Affiliates against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such other Affiliate has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 2.17(c), this Section 11.03(b) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent under subsection (a) or (b) of this Section and without limiting its obligation to do so, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed loss, liability, cost or expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures and unused aggregate Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by Applicable Law, no Indemnitee nor any Borrower shall assert, and each such party hereby waives, any claim against any Indemnitee or Borrower, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other loan agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that this sentence shall not limit the Company’s indemnification and reimbursement obligations pursuant to this Section 11.03. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section shall be payable within 15 Business Days after receipt by the Company of a reasonably detailed invoice therefor.

SECTION 11.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, each other Indemnitee and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and, (1) in the case of US Borrowers and Swiss Borrowers, each Lender with a Multicurrency Commitment, (2) in the case of US Borrowers and Japanese Borrowers, each Lender with a Yen Enabled Commitment and (3) in the case of US Borrowers and Singapore Borrowers, each Lender with a Singapore Dollar Enabled Commitment (and, in each case, any attempted assignment or transfer by any Borrower without such consent shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.04, (ii) by way of a participation recorded in the Participant Register in accordance with the provisions of subsection (e) of this Section 11.04, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (g) of this Section 11.04 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (other than any Ineligible Assignee) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans or other amounts at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or any Approved Fund of any Lender, the Administrative Agent and the Company must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments and outstanding Loans, the amount of the Commitments and outstanding Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent (which consent shall not be unreasonably withheld or delayed); (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, (v) the

parties to the assignment shall advise the Company as to whether the assignee is a Qualifying Bank, and if the assignee is not a Qualifying Bank and after giving effect to such assignment there would be more than ten Lenders that were not Qualifying Banks, the assignment shall not be permitted, (vi) no such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, (vii) in the case of any such assignment of a Yen Enabled Commitment, such assignee shall be able to provide Yen Enabled Revolving Loans denominated in Yen and (viii) in the case of any such assignment of a Singapore Dollar Enabled Commitment, such assignee shall be able to provide Singapore Dollar Enabled Revolving Loans denominated in Singapore Dollars; and provided, further that any consent of the Company otherwise required under this subsection shall not be required if an Event of Default referred to in subsection (a), (f) or (g) of Section 7.01 has occurred and is continuing. Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with and subject to the requirements of subsection (e) of this Section. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (w) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), (x) in the case of a Defaulting Lender which is a Yen Enabled Lender, acquire (and fund as appropriate) its full pro rata share of all Yen Enabled Revolving Loans in accordance with its Yen Enabled Commitment Percentage, (y) in the case of a Defaulting Lender which is a Singapore Dollar Enabled Lender, acquire (and fund as appropriate) its full pro rata share of all Singapore Dollar Enabled Revolving Loans in accordance with its Singapore Dollar Enabled Commitment Percentage, and (z) in the case of a Defaulting Lender which is a Multicurrency Lender, acquire (and fund as appropriate) its full pro rata share of all Multicurrency Revolving Loans in accordance with its Multicurrency Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of each Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it (or the equivalent thereof in electronic format) and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e) Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (vi) of the first proviso to Section 11.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under clause (b) of this Section 11.04. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlements to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable Participation, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) and Section 2.17(f) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, in the case of a Lender that is an investment fund, to the trustee under the indenture to which such fund is a party, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) (i) No assignment shall be made to any Person that was an Ineligible Assignee as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment as otherwise contemplated by this Section 11.04, in which case such Person will not be considered an Ineligible Assignee for the purpose of such assignment). Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.

(ii) If any assignment is made to any Ineligible Assignee without the Company’s prior consent in violation of clause (h)(i) above, the Company may, at its sole expense and effort, upon notice to the applicable Ineligible Assignee and the Administrative Agent, terminate any Commitment of such Ineligible Assignee and repay all obligations of the Borrowers owing to such Ineligible Assignee in connection with such Commitment and/or (B) require such Ineligible Assignee to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.04), all of its interest, rights and obligations under this Agreement and related Loan Documents to an assignee permitted under Section 11.04(b) above that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Ineligible Assignee paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.04(b) and (ii) such assignment does not conflict with Applicable Laws.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Ineligible Assignees (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Ineligible Assignee will be deemed to have consented in the same proportion as the Lenders that are not Ineligible Assignees consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Ineligible Assignee party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Ineligible Assignee does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

SECTION 11.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein or in any other Loan Document or in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 11.01(e) and 11.03 and 11.12 (but, in the case of Section 11.12, only for a period of two years following termination of this Agreement) and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 11.06 Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12 Confidentiality. The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors, to Approved Funds’ directors and officers and to any direct or indirect contractual counterparty in swap agreements (it being understood that each Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent required or necessary in the judgment of counsel in connection with any suit, action or proceeding relating to the enforcement of rights of the Administrative Agent or the Lenders against the Borrowers under this Agreement or any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Additional Commitment Lender invited to be a Lender pursuant to Section 2.22(d) or Augmenting Lender invited to be a Lender pursuant to Section 2.10(a) or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company and its obligations this Agreement or the payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company other than as a result of a breach of this Section or other confidentiality agreement. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For the purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary other than as a result of a breach of this Section of which the Administrative Agent or such Lender is aware. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities laws.

SECTION 11.13 Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 11.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 11.14 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

SECTION 11.15 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 11.16 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 11.17 Qualifying Bank Representation and Warranty. Each Multicurrency Lender on the date of this Agreement hereby represents and warrants to the Swiss Borrower that such Lender is a Qualifying Bank. If, at any time prior to the expiration or termination of the Multicurrency Commitments and the repayment in full of the principal of and interest on each Multicurrency Revolving Committed Loan, any Multicurrency Lender that shall have been a Qualifying Bank at the time it became a party hereto shall cease to be a Qualifying Bank, and at such time there are more than ten Multicurrency Lenders (including such Lender) that are not Qualifying Banks, then such Multicurrency Lender shall promptly transfer any Multicurrency Commitment and any Multicurrency Revolving Committed Loan to a Qualifying Bank in accordance with Section 11.04(b).

SECTION 11.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan

Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to any Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 11.19 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 11.20 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Borrower and each of the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this subsection may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Borrower and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each Borrower and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of any Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 11.21 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 11.22 Lender ERISA Status.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, bankers’ acceptances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) subclause (i) in the immediately preceding subsection (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding subsection (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 11.23 Personal Data Protection Act.

(a) If any Borrower provides any Singapore Bank with personal data of any individual as required to be provided to such Singapore Bank by or pursuant to the Loan Documents, that Borrower represents and warrants to that Singapore Bank that it has, to the extent required by law (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by that Singapore Bank, in each case, in accordance with the Loan Documents.

(b) Each Borrower agrees and undertakes to notify any Singapore Bank promptly upon it becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by that Singapore Bank of any personal data provided by that Borrower to that Singapore Bank.

(c) Any consent given pursuant to this agreement in relation to personal data shall, subject to all Applicable Laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this Agreement.

SECTION 11.24 Waiver of Breach of Funding Payments under Existing Credit Agreement. Each Lender that on the Effective Date is a Lender under, and as defined in, the Existing Credit Agreement hereby waives any requirement for any Borrower to pay breakage costs as may be required under Section 2.16 of the Existing Credit Agreement in connection with repayment of the Eurocurrency Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement on the date hereof in compliance with Section 4.01(f).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EDWARDS LIFESCIENCES CORPORATION

By:	/s/ Mark Wilterding
Name: Mark Wilterding
Title: Treasurer

EDWARDS LIFESCIENCES WORLD TRADE CORPORATION

By:	/s/ Mark Wilterding
Name: Mark Wilterding
Title: Treasurer

EDWARDS LIFESCIENCES LLC

By:	/s/ Mark Wilterding
Name: Mark Wilterding
Title: Treasurer

EDWARDS LIFESCIENCES (U.S.) INC.

By:	/s/ Mark Wilterding
Name: Mark Wilterding
Title: Treasurer

EDWARDS LIFESCIENCES HOLDING, INC.

By:	/s/ Mark Wilterding
Name: Mark Wilterding
Title: Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Priscilla Ruffin
Name: Priscilla Ruffin
Title: AVP

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Alexandra Korchmar
Name: Alexandra Korchmar
Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ James Kyle O’Donnell
Name: James Kyle O’Donnell
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Ming K Chu
	Name:	Ming K Chu
	Title:	Director

By:	/s/ Annie Chung
	Name:	Annie Chung
	Title:	Director

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Eric Seltenrich
Name: Eric Seltenrich
Title: Managing Director

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

MUFG BANK, LTD.,
as a Lender

By:	/s/ Jack Lonker
Name: Jack Lonker
Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Tom Priedeman
Name: Tom Priedeman
Title: Senior Vice President

CITIBANK, N.A., as a Lender

By:	/s/ Kevin Ciok
Name: Kevin Ciok
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Thomas Lowrey
Name: Thomas Lowrey
Title: SVP

SCHEDULE 2.01

LENDERS AND COMMITMENTS

Lender	Multicurrency Commitment	Multicurrency Commitment Percentage	Yen Enabled Commitment	Yen Enabled Commitment Percentage	Singapore Dollar Enabled Commitment	Singapore Dollar Enabled Commitment Percentage
Bank of America, N.A.	$67,500,000.00	12.857142857%	$30,000,000.00	24.000000000%	$27,500,000.00	27.500000000%
JPMorgan Chase Bank, N.A.	$67,500,000.00	12.857142857%	$30,000,000.00	24.000000000%	$27,500,000.00	27.500000000%
Deutsche Bank AG New York Branch	$66,250,000.00	12.619047619%	$18,750,000.00	15.000000000%	$15,000,000.00	15.000000000%
HSBC Bank USA, National Association	$81,250,000.00	15.476190476%	$18,750,000.00	15.000000000%	$0.00	0.000000000%
Morgan Stanley Bank, N.A.	$50,000,000.00	9.523809524%	$0.00	0.000000000%	$0.00	0.000000000%
MUFG Bank, Ltd.	$37,500,000.00	7.142857143%	$12,500,000.00	10.000000000%	$0.00	0.000000000%
U.S. Bank National Association	$100,000,000.00	19.047619048%	$0.00	0.000000000%	$0.00	0.000000000%
Citibank, N.A.	$20,000,000.00	3.809523810%	$15,000,000.00	12.000000000%	$15,000,000.00	15.000000000%
PNC Bank, National Association	$35,000,000.00	6.666666667%	$0.00	0.000000000%	$15,000,000.00	15.000000000%

Total:	$525,000,000.00	100.000000000%	$125,000,000.00	100.000000000%	$100,000,000.00	100.000000000%